This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-255070
SUBJECT TO COMPLETION, DATED September 22, 2021
Preliminary Prospectus Supplement
(To Prospectus Dated April 6, 2021)

$100,000,000
8.25% Senior Notes due 2026
CoreCivic, Inc. (“CoreCivic”), is offering $100,000,000 aggregate principal amount of 8.25% senior unsecured notes due 2026 (the “additional 2026 notes”). The additional 2026 notes will constitute a further issuance of the $450,000,000 aggregate principal amount of 8.25% senior unsecured notes due 2026 that CoreCivic issued on April 14, 2021 (the “existing 2026 notes,” and together with the additional 2026 notes, the “notes”) under an indenture dated as of September 25, 2015, as amended and supplemented by the third supplemental indenture dated as of April 14, 2021 (the “existing indenture”). The additional 2026 notes will have identical terms, other than issue date and issue price, as the existing 2026 notes, and will be issued under the existing indenture, as amended and supplemented by a fourth supplemental indenture dated as of the issue date of the additional 2026 notes (the existing indenture, as so amended and supplemented, the “indenture”). The additional 2026 notes and the existing 2026 notes will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. The additional 2026 notes will have the same CUSIP and ISIN numbers as, and for U.S. federal income tax purposes will be fungible with, the existing 2026 notes immediately upon issuance.
CoreCivic will pay interest on the notes on April 15 and October 15 of each year. The first interest payment on the additional 2026 notes will be October 15, 2021, and the first payment date will include accrued interest from April 14, 2021, the issue date of the existing 2026 notes. The additional 2026 notes will mature on April 15, 2026.
At any time prior to April 15, 2024, we may redeem all or part of the notes at a “make-whole” redemption price, plus accrued and unpaid interest, if any, to the redemption date. At any time thereafter, we may redeem all or part of the notes at the redemption prices set forth under “Description of Notes—Optional Redemption”, plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes—Optional Redemption.” If we experience certain changes of control, holders will have the right to require us to repurchase the notes under the terms set forth herein.
The additional 2026 notes will be our senior unsecured obligation and will rank equal in right of payment with all of our existing and future senior indebtedness, including our existing 2026 notes, our existing $174.0 million principal amount of 4.625% senior notes due 2023 (the “2023 Senior Notes”), and our existing $250.0 million principal amount of 4.75% senior notes due 2027 (the “2027 Senior Notes” and, collectively, with the 2023 Senior Notes, the “Senior Notes”). The notes are not considered part of the “Senior Notes” for purposes of this prospectus supplement. The additional 2026 notes will be senior to our existing and future subordinated indebtedness. The additional 2026 notes will be effectively junior to all of our existing and future secured indebtedness, including amounts outstanding under our credit facilities, to the extent of the value of the collateral securing such indebtedness. The additional 2026 notes will be guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee our credit facilities or other specified indebtedness. The guarantee of any subsidiary will be released when such subsidiary no longer guarantees such indebtedness or when such subsidiary is no longer a subsidiary of ours. The guarantees will be equal in right of payment with the existing and future senior indebtedness of the guarantors, including the guarantees of the Senior Notes and the existing 2026 notes, and will rank senior to the future subordinated indebtedness of the guarantors. The guarantees will be effectively junior to all existing and future secured indebtedness of the guarantors, including guarantees of our credit facilities, to the extent of the value of the collateral securing such indebtedness. The additional 2026 notes will be structurally junior to the indebtedness and other liabilities of our non-guarantor subsidiaries.
The additional 2026 notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 thereafter.
Investing in the additional 2026 notes involves risks. For a discussion of certain risks you should consider in connection with an investment in the additional 2026 notes, please see the risks described in the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, and beginning on page S-20 in this prospectus supplement, and on page 6 in the accompanying prospectus.
	Per Note	Total
Initial price to public(1)%		$
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to CoreCivic	%	$
(1)	Plus accrued interest from April 14, 2021 to, but excluding September , 2021 in the amount of $ per $1,000.00 principal amount.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect delivery of the additional 2026 notes will be made to investors in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank SA/NV, on or about September  , 2021.
Lead Left Underwriter
Imperial Capital
Joint Lead Arranger
StoneX Financial Inc.
Co-Manager
Wedbush Securities
The date of this prospectus supplement is September   , 2021.

Prospectus Supplement
Prospectus
You may rely on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor any of the underwriters have authorized anyone to provide different information. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither the delivery of this prospectus supplement or the accompanying prospectus nor sale of securities means that information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct after the date of the applicable document. This prospectus supplement or the accompanying prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.
Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus we may provide to you in connection with this offering. The descriptions of any instrument, agreement or other document appearing in this prospectus supplement, the accompanying prospectus or any document incorporated or deemed to be incorporated by reference herein and therein (including, without limitation, the descriptions of our (i) Second Amended and Restated Credit Agreement (the “Bank Credit Agreement”), which provides for a term loan of an original principal balance of $200.0 million (the “Term Loan A”) and a revolving credit facility in an aggregate principal amount of up to $800.0 million (the “Revolving Credit Facility” and, collectively, with the Term Loan A, the “Bank Credit Facilities”); (ii) the Term Loan Credit Agreement (the “Term Loan B Credit Agreement” and, collectively, with the Bank Credit Agreement, the “Credit Agreements”) governing our outstanding $250.0 million Senior Secured Term Loan B (“Term Loan B” and, collectively, with the Bank Credit Facilities, the “Credit Facilities”); and (iii) the indenture pursuant to which the additional 2026 notes will be issued) are summaries and are subject to, and qualified in their entirety by reference to, the terms and provisions of those instruments, agreements and other documents. You should carefully review such instruments, agreements and other documents in their entirety for complete information on the terms and provisions thereof. See “Incorporation of Information by Reference” in this prospectus supplement and “Where You Can Find More Information; Incorporation by Reference” in the accompanying prospectus for information on how you can obtain copies of such instruments, agreements and other documents.
Unless otherwise expressly stated or the context otherwise requires, references to “dollars” and “$” in this prospectus supplement, the accompanying prospectus and any related free writing prospectus are to United States dollars.
In this prospectus supplement and the accompanying prospectus, “we,” “us,” “our” and the “Company” refer to CoreCivic, Inc. and its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires.
S-i

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein contain, and other offering materials and documents deemed to be incorporated by reference herein or therein may contain, statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained herein, including statements regarding our future financial position, business strategy, budgets, projected costs and plans, and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “projects,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with:
•
changes in government policy (including the United States Department of Justice (“DOJ”) not renewing contracts as a result of President Biden’s Executive Order on Reforming Our Incarceration System to Eliminate the Use of Privately Operated Criminal Detention Facilities (“Private Prison EO”) (two agencies of the DOJ, the United States Federal Bureau of Prisons (“BOP”) and the United States Marshals Service (“USMS”), utilize our services)), legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal government, and the impact of any changes to immigration reform and sentencing laws (we do not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention);

•
our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances;

•
changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds;

•	general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy;
•
fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, contract renegotiations or terminations, increases in costs of operations, fluctuations in interest rates and risks of operations;

•
the duration of the federal government’s denial of entry at the United States southern border to asylum-seekers and anyone crossing the southern border without proper documentation or authority in an effort to contain the spread of the novel coronavirus and related variants (“COVID-19”);

•	government and staff responses to staff or residents testing positive for COVID-19 within public and private correctional, detention and reentry facilities, including the facilities we operate;
•
restrictions associated with COVID-19 that disrupt the criminal justice system, along with government policies on prosecutions and newly ordered legal restrictions that affect the number of people placed in correctional, detention, and reentry facilities, including those associated with a resurgence of COVID-19;

•
whether revoking our real estate investment trust (“REIT”) election, effective January 1, 2021, and our revised capital allocation strategy can be implemented in a cost effective manner that provides the expected benefits, including facilitating our planned debt reduction initiative and planned return of capital to shareholders;

•
our ability to successfully identify and consummate future development and acquisition opportunities and our ability to successfully integrate the operations of our completed acquisitions and realize projected returns resulting therefrom;

S-ii

•	our ability, following our revocation of our REIT election, to identify and initiate service opportunities that were unavailable under the REIT structure;
•	our ability to have met and maintained qualification for taxation as a REIT for the years we elected REIT status; and
•	the availability of debt and equity financing on terms that are favorable to us, or at all.
Any or all of our forward-looking statements contained or incorporated by reference in this prospectus supplement or accompanying prospectus may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Our statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties, and assumptions described in “Risk Factors” in this prospectus supplement and the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2020, in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, and in any other reports we file with the SEC from time to time.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the filing date of the applicable document. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except as required by applicable law.
MARKET AND INDUSTRY DATA
Certain market data contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus are based on independent industry publications and reports by market research firms. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources referred to above.
S-iii

INCORPORATION OF INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement the information that we file with the SEC. This means that we can disclose important business and financial information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus supplement. Any information that we file with the SEC after this prospectus supplement will automatically update and supersede the corresponding information contained in this prospectus supplement or in documents filed earlier with the SEC.
We are incorporating by reference into this prospectus supplement the following documents that we have previously filed with the SEC:
•
our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 22, 2021 (including the portions of the Company’s proxy statement on Schedule 14A for the Company’s 2021 Annual Meeting of Stockholders filed with the SEC on March 30, 2021 that are incorporated by reference therein);

•
our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2021 filed on May 6, 2021 with the SEC and for the quarterly period ended June 30, 2021 filed on August 9, 2021 with the SEC; and

•	our Current Reports on Form 8-K filed with the SEC on April 6, 2021, April 7, 2021, April 9, 2021, April 14, 2021, April 16, 2021, May 18, 2021, July 1, 2021, August 25, 2021 and September 17, 2021.
We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after this prospectus supplement and prior to the completion or termination of any offering pursuant to this prospectus supplement. Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus supplement.
Each document referred to above is available over the Internet on the SEC’s website at www.sec.gov and on our website at www.corecivic.com. We will also furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to:
CoreCivic, Inc.
5501 Virginia Way
Brentwood, Tennessee 37027
(615) 263-3000

Attention: Investor Relations
S-iv

SUMMARY
The following summary highlights certain significant aspects of our business and this offering, but you should carefully read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference, including the financial statements and related notes, and, if applicable, any free writing prospectus we may provide you in connection with this offering before making an investment decision. Because this is a summary, it does not contain all the information that is important to you. Our actual results could differ materially from those anticipated in certain forward-looking statements contained in this prospectus supplement as a result of certain factors, including those set forth under “Forward-Looking Statements” and “Risk Factors.”
Our Company
We are a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We are the nation’s largest owner of partnership correctional, detention, and residential reentry facilities and one of the largest prison operators in the United States. We also believe, based on square footage, that we are the largest private owner of real estate used by government agencies in the U.S. Through three segments, CoreCivic Safety, CoreCivic Community, and CoreCivic Properties, we provide a broad range of solutions to government partners that serve the public good through corrections and detention management, a network of residential reentry centers to help address America’s recidivism crisis, and government real estate solutions. We have been a flexible and dependable partner for government for more than 35 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good.
As of June 30, 2021, through our CoreCivic Safety segment, which accounted for 84.1% of total segment net operating income through the six months ended June 30, 2021, we operated 47 correctional and detention facilities, 42 of which we owned, with a total design capacity of approximately 70,000 beds. Through our CoreCivic Community segment, which accounted for 2.9% of total segment net operating income through the six months ended June 30, 2021, we owned and operated 26 residential reentry centers with a total design capacity of approximately 5,000 beds. In addition, through our CoreCivic Properties segment, which accounted for 13.0% of total segment net operating income through the six months ended June 30, 2021, we owned 10 properties for lease to third parties and used by government agencies, totaling 1.6 million square feet.
In addition to providing fundamental residential services, our correctional, detention, and residential reentry facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training, and substance abuse treatment. These services are intended to help reduce recidivism and to prepare offenders for their successful reentry into society upon their release. We also provide or make available to offenders certain health care (including medical, dental, and mental health services), food services, and work and recreational programs.
Our Common Stock, par value $0.01 per share, is listed on the New York Stock Exchange under the ticker “CXW”, and based on the last reported price on September 20, 2021, our equity market capitalization was approximately $1.1 billion as of such date.
Recent Financial Results
Second Quarter Results. For the three months ended June 30, 2021, we reported net income, total revenue, EBITDA, Adjusted EBITDA and Restricted Adjusted EBITDA of $15.6 million, $464.6 million, $82.1 million, $101.7 million, and $95.3 million, respectively. Financial results for the three months ended June 30, 2021 reflected a gain on the sale of real estate assets amounting to $38.8 million, $52.2 million of expenses associated with debt repayments and refinancing transactions, $2.9 million of asset impairments, $2.6 million of charges related to the settlement agreement reached during April 2021 in connection with shareholder litigation, and $0.8 million of incremental expenses directly associated with COVID-19 (reflected in operating expenses).
Six Months Results. For the six months ended June 30, 2021, we reported net loss, total revenue, EBITDA, Adjusted EBITDA and Restricted Adjusted EBITDA of $109.9 million, $919.3 million, $123.7 million, $198.0 million and $184.8 million, respectively. Financial results for the six months ended June 30, 2021 reflected an income tax charge of $120.1 million, including $114.2 million for income taxes associated with the change in corporate tax structure and other special tax items. In addition, financial results for the six months ended June 30, 2021 included charges of $54.3 million related to the shareholder litigation settlement we announced in April 2021, $2.4 million of incremental expenses directly associated with COVID-19 (reflected in operating expenses), and $4.2 million of asset impairments.
As of June 30, 2021, we had cash on hand of $162.9 million and $674.1 million available under our Revolving Credit Facility, which has borrowing capacity under our Bank Credit Agreement of up to $800.0 million. For the twelve months ended June 30, 2021, our fixed charge coverage ratio, defined as Restricted Adjusted EBITDA divided by the sum of interest incurred and scheduled principal payments, was 3.8x, compared to 3.9x as of December 31, 2020. As of June 30, 2021, our debt leverage, defined as debt (less cash) divided by trailing twelve month Restricted Adjusted EBITDA, was 3.3x, compared to 3.7x as of December 31, 2020. Our fixed charge coverage ratio and debt leverage calculations exclude non-recourse debt and EBITDA of CoreCivic of Kansas, LLC, SSA-Baltimore, LLC and Government Real Estate Solutions, LLC (collectively, the “Unrestricted Subsidiaries”). During the six months ended June 30, 2021, we generated $82.3 million in cash through operating activities.
Balance Sheet and Debt Reduction Update. As of June 30, 2021, including repayments of the mortgage notes associated with the sale of non-core assets, we have reduced our net debt balance by almost $550.0 million during the last twelve months. On April 14, 2021, we completed the offering of the existing 2026 notes. We used net proceeds from the offering of the existing 2026 notes of approximately $435.1 million, after deducting the original issuance and underwriting discounts and estimated offering expenses, to redeem all $250.0 million principal amount of our outstanding 5.0% senior unsecured notes due 2022 (the “2022 Senior Notes”). We used additional net proceeds from the offering to purchase $149.0 million of our 2023 Senior Notes at an aggregate purchase price of $151.2 million in privately negotiated transactions, reducing the outstanding balance of the 2023 Senior Notes to $201.0 million. On June 21, 2021, we purchased an additional $27.0 million of the 2023 Senior Notes at par in a privately negotiated transaction, further reducing the outstanding balance of the 2023 Senior Notes to $174.0 million. Following these transactions, the 2023 Senior Notes are our nearest-term unsecured note maturity. We have made substantial progress in reducing debt toward our targeted total leverage ratio, or net debt to Restricted Adjusted EBITDA, of 2.25x to 2.75x.
EBITDA, Adjusted EBITDA and Restricted Adjusted EBITDA are non-GAAP financial measures. We believe that these measures are important operating measures that supplement the discussion and analysis of our results of operations and are used to review and assess our operating performance and our properties and their management teams. We believe that it is useful to provide investors, lenders and security analysts disclosures of our results of operations on the same basis that is used by management. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measure see “Selected Historical Financial Data”.
Businesses Development Updates
West Tennessee Detention Facility. Recently, the USMS provided us with a definitive inmate population ramp down plan indicating that all inmates will be transferred out of our 600-bed West Tennessee Detention Facility in Mason, Tennessee by September 30, 2021. As a result, we do not expect the USMS to exercise its renewal option under its existing contract with us. We have been actively marketing the facility to other government agencies, and in August 2021, we submitted a formal response to a government agency’s request for proposal to utilize the West Tennessee Detention Facility. However, we can provide no assurances that we will be successful in entering into a new contract with the government agency. The revenue generated from the USMS contract at the West Tennessee Detention Facility for the year ended December 31, 2020, and six months ended June 30, 2021, was $18.4 million and $10.2 million, respectively. For the year ended December 31, 2020, the facility incurred a $1.4 million net operating loss, and for the six months ended June 30, 2021, the facility generated net operating income of $0.8 million.
New Lease Agreement with State of New Mexico at the Northwest New Mexico Correctional Center. On September 20, 2021, we entered into a new three-year lease agreement with the state of New Mexico at our 596-bed Northwest New Mexico Correctional Center. We currently operate the Northwest New Mexico Correctional Center under a contract with the state of New Mexico and will transition facility operations to the New Mexico Corrections Department when the new lease agreement commences on November 1, 2022. We will retain responsibility for facility maintenance throughout the term of the lease. The new lease agreement includes automatic extension options that could extend the term of the lease through October 31, 2041.

Contract Expansion with the State of Montana at the Crossroads Correctional Center. On July 27, 2021, we entered into an amendment to our contract with the state of Montana to utilize all of the capacity at the 664-bed Crossroads Correctional Center, including approximately 96 beds recently vacated by the USMS due to a contract expiration, and to extend the existing contract to June 30, 2023, with additional renewal options by mutual agreement through August 31, 2029.
Contract Renewal with the State of Hawaii at the Saguaro Correctional Facility. On July 1, 2021, we received a Notice of Award from the state of Hawaii for the rebid of our contract at the 1,896-bed Saguaro Correctional Facility in Eloy, Arizona, and subsequently entered into a new three-year contract with the state of Hawaii. We currently care for approximately 1,100 inmates from the state of Hawaii, along with approximately 475 inmates from the state of Idaho, at this facility.
New Contract Award with Mahoning County at the Northeast Ohio Correctional Center. On May 28, 2021, we entered into a new three-year contract with Mahoning County, Ohio to utilize up to 990 beds at our 2,016-bed Northeast Ohio Correctional Center. Mahoning County is responsible for County inmates and federal detainees, and the County is using the Northeast Ohio Correctional Center to address its population needs. The management contract with Mahoning County replaces a contract we had with the USMS for up to 992 beds at the Northeast Ohio Correctional Center. In addition to providing much needed capacity for Mahoning County, we also care for approximately 850 inmates under a management contract with the state of Ohio at the Northeast Ohio Correctional Center.
Contract Renewal with ICE at the Elizabeth Detention Center. ICE has notified us of its intent to exercise its renewal option to extend our contract at the 300-bed Elizabeth Detention Center through August 31, 2023.
Sale of Five Non-Core Properties for $328.7 Million. On June 29, 2021, we announced we had completed the sale of 100% of the membership interests of SSA Baltimore Holdings, LLC, a wholly-owned unrestricted subsidiary of ours and the owner of the approximately 541,000 square-foot Social Security Administration office building in Baltimore, Maryland (“SSA-Baltimore”). Earlier in the second quarter of 2021, we completed the sale of two additional properties, our approximately 277,000 square-foot office property in Tallahassee, Florida (“Capital Commerce Center”) and our approximately 217,000 square-foot warehouse property in Dayton, Ohio (“NARA-Dayton”) in a single transaction. These three properties were sold for an aggregate gross sales price of $326.0 million. We purchased all three properties in 2018 in separate transactions for an aggregate gross purchase price of $293.6 million. Concurrent with the sale of these three properties, we used $194.4 million of the aggregate sales proceeds to fully repay two non-recourse mortgage notes associated with SSA-Baltimore and Capital Commerce Center, including prepayment premiums in the aggregate of $32.5 million. The total outstanding balances of the non-recourse mortgage notes, both of which had interest rates of 4.5%, were $161.9 million in the aggregate on the dates sold. The sale of these three non-core government-leased properties generated net proceeds of $122.6 million after repayment of the non-recourse mortgage notes and other transaction-related costs.
During the second quarter of 2021, we also sold two idled non-core real estate properties located in St. Louis, Missouri and Philadelphia, Pennsylvania, in separate transactions for gross proceeds of $2.7 million, generating net proceeds of $2.4 million after transaction-related costs.
In December 2020, we completed the sale of 42 non-core government leased properties in a single transaction to a third party for an aggregate price of $106.5 million, generating net proceeds of $27.8 million, following the repayment of non-recourse mortgage notes associated with some of the properties and other transaction-related costs.
Net proceeds from the sales of these 47 properties, totaling $152.8 million after the repayment of non-recourse mortgage notes associated with some of these properties and other transaction-related costs, were used to pay down debt.
Termination of Leases by the State of Alabama. In February 2021, we entered into two 30-year lease agreements with the Alabama Department of Corrections, or ADOC, for the development of two correctional facilities in Alabama, which was subject to the successful completion of financing we were pursuing on behalf of the state of Alabama. During the third quarter 2021, we received notice from the state of Alabama of its decision to terminate the leases effective August 6, 2021. As a result of the lease terminations, during the third quarter of 2021, we expect to report asset impairment charges of $4.0 million to $6.0 million for pre-development activities, subject to certain vendor negotiations.
Competitive Strengths
We believe that we benefit from the following competitive strengths:
Largest Private Owner of Real Estate used by Government Agencies in the United States. As of June 30, 2021, we owned, or controlled via a long-term lease, approximately 15.1 million square feet of real estate, all used directly or indirectly by government agencies, which we believe makes us the largest private owner of real estate used by government agencies in the U.S. Our complementary set of business assets provide critical infrastructure and services under contracts with federal, state, and local government agencies that generally have credit ratings of single-A or better, which also contributes to our steady, predictable cash flows.
•
In our CoreCivic Safety segment, we own, or control via a long-term lease, 12.9 million square feet of real estate used to provide innovative, comprehensive, flexible, turn-key correctional and detention services to federal, state and local government agencies. As of June 30, 2021, our CoreCivic Safety segment operated 47 facilities, 42 of which we owned, with a total design capacity of 70,000 beds, making us the nation’s largest private prison owner and one of the largest prison operators in the United States. Six facilities in our Safety segment were idle as of June 30, 2021, containing 7,066 beds, and are available for growth opportunities.

•
In our CoreCivic Community segment, we own, or control via a long-term lease, 0.6 million square feet of real estate representing, as of June 30, 2021, 26 residential reentry centers with a design capacity of 5,000 beds, making us the second largest community corrections owner and operator in the United States. Four of our residential reentry centers in our CoreCivic Community segment, containing 740 beds, were idle as of June 30, 2021.

•
In our CoreCivic Properties segment, as of June 30, 2021, we owned 1.6 million square feet of real estate representing 10 properties that are owned for lease to third parties and used by government agencies. One facility in our CoreCivic Properties segment was idle as of June 30, 2021, containing 37,000 square feet of real estate.

We believe our synergistic set of business segments, combined with our operating strategies, corrections-industry commitment to rehabilitation, extensive government relationships, and deep real estate expertise, provide us with a diversified platform for stable cash flows and sustainable growth, with multiple paths for organic expansions and acquisitions.
First and Largest Private Prison Owner. Through our CoreCivic Safety segment, we are the nation’s largest private prison owner and one of the largest prison operators in the United States, which provides us significant credibility with our current and prospective clients. We believe we own, or control via a long-term lease, approximately 58% of all privately-owned prison beds in the United States and manage nearly 40% of all privately managed prison beds in the United States. We pioneered modern-day private prisons with a list of notable accomplishments, such as:
•	the first company to design, build, and operate a private prison;
•	the first company to manage a private maximum-security facility under a direct contract with the federal government;
•	the first company to purchase a government-owned correctional facility from a government agency in the United States and to manage the facility for the government agency;
•	the first company to lease a private prison to a state government; and
•	the first company to develop a privately-owned, build-to-suit correctional facility to be operated by a government agency through a long-term lease agreement.
In addition to providing us with extensive experience and institutional knowledge, our size also helps us deliver value to our customers by providing purchasing power and allowing us to achieve certain economies of scale.

Available Beds within Our Existing Facilities. As of June 30, 2021, we had 6,826 beds at five prison facilities that are vacant and immediately available to use. We are actively engaged in marketing this available capacity as solutions to meet the needs of potential customers. Historically, we have been successful in substantially filling our inventory of available beds. For example, in the third quarter of 2020, we entered into a new contract under an inter-governmental service agreement between the city of Cushing, Oklahoma and the USMS, to utilize our 1,600-bed Cimarron Correctional Facility in Oklahoma. We had previously announced our intention to idle the Cimarron facility during the third quarter of 2020, predominantly due to a lower number of inmate populations from the state of Oklahoma resulting from COVID-19, combined with the consequential impact of COVID-19 on the State’s budget. The new management contract commenced on September 15, 2020.
Available bed capacity can also be used for emergent needs. For example, during January 2020, we entered into an emergency ninety-day contract with the state of Mississippi to care for up to 375 inmates at our Tallahatchie County Correctional Facility, as the state of Mississippi was experiencing significant challenges in its correctional system. This emergency contract exemplifies how critically important it is for state and federal partners to have access to our real estate assets and associated service offerings to meet their unexpected needs. Our Tallahatchie facility provided immediate capacity for the state of Mississippi to move a portion of its close-custody inmate population, which we believe quickly improved the safety and security of their correctional system.
Well-Established Community Corrections Platform. Through our CoreCivic Community segment, as of June 30, 2021, we had a network of 26 residential reentry centers containing a total of 5,000 beds. We offer housing and programs, with a key focus on employment, job readiness and life skills in order to help offenders successfully re-enter the community and reduce the risk of recidivism. We also provide non-residential correctional alternatives, including electronic monitoring and case management services, to municipal, county and state governments in multiple states. We expect to continue to pursue opportunities that expand the scope of non-residential correctional alternative solutions available to government agencies.
We are the second largest community corrections owner and operator in the United States. We believe this recognition, along with our track record of successful acquisitions and the relationships we have established with owners and potential sellers of reentry facilities, provides us with a platform for further growth and allows us to continue to be an industry consolidator in a fragmented market. COVID-19 notwithstanding, we believe the demand for the housing and programs that community corrections facilities offer will grow as offenders are released from prison and due to an increased awareness of the important role these programs play in an offender’s successful transition from prison to society. We expect to continue to pursue opportunities to provide these services to parolees, defendants, and offenders who are serving their full sentence, the last portion of their sentence, waiting to be sentenced, awaiting trial while supervised in a community environment, or as an alternative to incarceration. We believe we have the opportunity to maximize utilization of available beds within our community corrections portfolio that would further increase the number of individuals benefiting from the services we provide in such facilities. For example, in the fourth quarter of 2020, we executed a new contract with the BOP for residential reentry and home confinement services at our previously idled 289-bed Turley Residential Center and at our 494-bed Oklahoma Reentry Opportunity Center, both in Oklahoma. The new contract commenced in the first quarter of 2021 and supplements the existing utilization by the state of Oklahoma at the Oklahoma Reentry Opportunity Center.
Flexible Real Estate Solutions. Through our CoreCivic Properties segment, as of June 30, 2021, we owned 10 properties for lease to third parties and used by government agencies, totaling 1.6 million square feet. We have an extensive network of government relationships and the capability to manage and maintain complex properties, built over our 35-year history. In addition, we offer our customers an attractive portfolio of correctional, detention, and reentry facilities that can be leased for various needs as an alternative to providing “turn-key” correctional, detention, and residential reentry bed space and services to our government partners.
In December 2019, we entered into a lease with the Kentucky Department of Corrections for our previously idled 656-bed Southeast Correctional Complex in Wheelwright, Kentucky. The lease commenced July 1, 2020 and has an initial term of ten years and includes five two-year renewal options. The lease of this facility, along with the lease of our 2,400-bed North Fork Correctional Facility to the Oklahoma Department of Corrections originating in 2016 and the lease of our California City Correctional Center to the California Department of Corrections and Rehabilitation originating in 2013, exemplify our ability to react quickly to our partners’ needs with innovative and flexible solutions that make the best use of taxpayer dollars. We previously operated these three correctional facilities for various state and federal partners. We intend to pursue additional opportunities to lease prison facilities to government and other third-party operators in need of correctional capacity.
Attractive Real Estate Portfolio. For the six months ended June 30, 2021, the properties we owned or controlled generated 97% of our facility net operating income. The weighted average age of our portfolio of facilities in our CoreCivic Safety, CoreCivic Community, and CoreCivic Properties segments is 21, 29, and 18 years, respectively. These valuable assets are located in areas with high barriers to entry, particularly due to the unique permitting and zoning requirements for these facilities. Further, the majority of our assets are constructed primarily of concrete and steel, generally requiring lower maintenance capital expenditures than other types of commercial properties.
We believe we are the largest developer of mission-critical, criminal justice center real estate projects over the past 15 years. We also believe we are the largest private owner of real estate used by government agencies. We provide space and services under contracts with federal, state, and local government agencies that generally have credit ratings of single-A or better. In addition, a majority of our contracts have terms between one and five years, and we have experienced customer retention of approximately 95% at facilities we owned and operated during the previous five years, which contributes to our relatively predictable and stable revenue base. This stream of revenue combined with our low maintenance capital expenditure requirement translates into steady, predictable cash flow.
Acquisitions, Development and Expansion Opportunities. Although disrupted by the COVID-19 pandemic, several of our existing federal and state partners, as well as prospective state partners, had been experiencing growth in offender populations and overcrowded conditions. Governments are continuing to assess their need for correctional space in light of COVID-19, and several are considering alternative correctional capacity for their aged or inefficient infrastructure, or are seeking cost savings by utilizing the private sector. Competing budget priorities, which will likely become more challenging because of COVID-19, often impede our customers’ ability to construct new prison beds of their own or update older facilities, which we believe could result in further need for private sector prison capacity solutions in the long-term. Over the long-term, we would like to see meaningful utilization of our available capacity and better visibility from our customers into their potential future needs before we develop new prison capacity on a speculative basis. We will, however, respond to customer demand and may develop or expand correctional and detention facilities when we believe potential long-term returns justify the capital deployment, such as the 2019 expansion of our Otay Mesa Detention Center. We expanded the Otay Mesa facility by 512 beds as a result of long-standing demand from the USMS and Immigration and Customs Enforcement (“ICE”) and limited detention capacity in the Southwest region of the United States. Both the USMS and ICE currently utilize the Otay Mesa Detention Center under an existing contract that enables both agencies to utilize the additional capacity.
Offer Compelling Value to Correctional Agencies. We believe our government partners seek a compelling value and service offering when selecting an outsourced correctional services provider. We believe we offer a cost-effective alternative to our government partners by reducing their correctional services costs, including the avoidance of long-term pension obligations and large capital investments in new prison beds. We endeavor to improve operating performance and efficiency through the following key operating initiatives: (1) standardizing supply and service purchasing practices and usage; (2) implementing a standard approach to staffing and business practices; (3) improving offender management, resource consumption, and reporting procedures through the utilization of numerous technological initiatives; (4) reconfiguring facility bed space to optimize capacity utilization; and (5) improving productivity. Through ongoing company-wide initiatives, we continue to focus on efforts to contain costs and improve operating efficiencies.
We also offer a wide variety of specialized services that address the unique needs of various segments of the offender population. Because the offenders in the facilities we operate differ with respect to security levels, ages, genders, and cultures, we focus on the particular needs of an offender population and tailor our services based on local conditions and our ability to provide services on a cost-effective basis.
We believe our government partners and other agencies in the criminal justice sector also seek a compelling value and service offering when pursuing solutions to their unique real estate needs. We believe our track record of constructing quality assets on time and within budget, our design and construction methods, unique financing alternatives, and our expertise and experience enable us to provide a compelling value proposition for the construction of mission-critical government real estate assets. We also offer utility management services using environmentally-friendly, state-of-the-art technology and believe our robust preventive maintenance program included in our service offering significantly reduces the risk of real estate neglect.
Proven Senior Management Team. Our senior management team has applied their prior experience and diverse industry expertise to improve our operations, related financial results, and capital structure. Under our senior management team’s leadership, we have successfully executed strategies to diversify our business and offer a broader range of solutions to government partners over the past several years resulting in the Company being renamed and rebranded as CoreCivic, created new business opportunities with customers that have not previously utilized the private corrections sector, completed several business combination transactions and corporate structure changes adapting to dynamic environments, and successfully completed numerous financing transactions.
ESG Accountability. In May 2021, we issued our third environmental, social and governance (“ESG”) report, which covers the year ended December 31, 2020. The report describes, among other things, our response to the COVID-19 pandemic, including how our infectious disease management plans were adapted to the unique challenges presented by COVID-19. The report also highlights our commitment to continuing our reentry programming throughout the COVID-19 pandemic by the development of safe and innovative alternatives to in-person programming. In addition, the report covers the development of our 2021 human rights goals, which includes the implementation of a new human rights policy.
The report also updates our stakeholders on the implementation of a strategic energy management program, and highlights “green” design elements in new and existing facilities. Additionally, the report summarizes our management approach and activities in topics like political activity and contributions; supplier diversity; charitable giving; veterans hiring programs; PREA compliance; ethics; workforce rights, compensation, benefits, training and diversity.
The ESG report was prepared with reference to selected Global Reporting Initiative (“GRI”) standards issued by the Global Sustainability Standards Board. GRI is an international independent standards organization created to help business, government and other organizations understand and communicate how their operations affect issues of global importance, such as human rights, corruption and climate change. In conducting the ESG materiality assessment contained in the report, we also considered the relevance and impact of our actions toward the United Nations Sustainable Development Goals, which were established in 2015 as a blueprint for addressing global societal challenges with measures that promote good health and well-being, clean and affordable energy, decent work and economic growth, climate action, and peace and justice.
Customer Dynamics
Federal. The decision near the end of the first quarter of 2020 by the federal government to deny entry at the United States southern border to asylum-seekers and anyone crossing the southern border without proper documentation or authority in an effort to contain the spread of COVID-19 resulted in a reduction in people being apprehended and detained by ICE. Revenue from ICE declined to $541.9 million during 2020 from $579.5 million during 2019. The financial impact was somewhat mitigated by fixed monthly payments from ICE at certain facilities to ensure ICE has adequate bed capacity in the event of a surge in the future. Since February 2021, however, we have experienced increases in the number of people detained by ICE in our facilities. The number of people apprehended by ICE could increase once the policy of denying entry at the United States southern border to asylum-seekers and anyone crossing the southern border without proper documentation or authority is reversed. Litigation challenging the policy of denying entry at the United States southern border to asylum-seekers and anyone crossing the border without proper documentation or authority continues. On August 13, 2021, a federal court ordered the Biden administration to reinstate the Migrant Protection Protocols (“MPP”), commonly referred to as the “Remain in Mexico Policy,” enacted by the Trump administration, finding that terminating MPP would be illegal “until DHS [United States Department of Homeland Security] has the capacity and willingness to detain immigrants.” On August 24, 2021, the Supreme Court refused to block implementation of that order. On September 16, 2021, a federal judge prohibited the Biden administration from expelling migrant families pursuant to Trump-era public health restrictions finding that public health law does not authorize the expulsion of migrants. During the three and six months ended June 30, 2021, revenue from ICE was $139.6 million and $271.1 million, respectively, compared to $135.7 million and $273.6 million during the three and six months ended June 30, 2020.

On January 26, 2021, President Biden issued the Private Prison EO. The Private Prison EO directs the Attorney General to not renew DOJ contracts with privately operated criminal detention facilities. Two agencies of the DOJ, the BOP and the USMS, utilize our services. The BOP houses inmates who have been convicted, and the USMS is generally responsible for detainees who are awaiting trial. The BOP has experienced a steady decline in inmate populations over the last seven years, a trend that has been accelerated by the COVID-19 pandemic. We currently have one prison contract with the BOP, accounting for 2% ($20.2 million) of our total revenue for the six months ended June 30, 2021, which expires in November 2022. The Private Prison EO only applies to agencies that are part of the DOJ, which includes the BOP and USMS. ICE facilities are not covered by the Private Prison EO, as ICE is an agency of the Department of Homeland Security, not the DOJ, although it is possible that the federal government could choose to take similar action on ICE facilities in the future. For the six months ended June 30, 2021, USMS and ICE accounted for 23% ($214.9 million) and 29% ($271.1 million), respectively, of our total revenue.
Unlike the BOP, the USMS does not own detention capacity and relies on the private sector, along with various government agencies, for its detainee population. The USMS has indicated that it has been advised by the Office of the Deputy Attorney General not to renew existing contracts, or enter into new contracts for private detention facilities. During the second quarter of 2021, we had direct contracts with the USMS for up to 992 detainees at our 2016-bed Northeast Ohio Correctional Center and for up to approximately 96 detainees at our 664-bed Crossroads Correctional Center in Montana that expired and were not renewed. In May 2021, we entered into a new three-year contract with Mahoning County, Ohio to utilize up to 990 beds at our Northeast Ohio Correctional Center. Mahoning County is responsible for County inmates and federal detainees, including USMS detainees, and the County is using the Northeast Ohio Correctional Center to address its population needs. During the third quarter of 2021, we entered into an amendment to the contract with the state of Montana to utilize all of the capacity at the Crossroads Correctional Center, including the space vacated by the USMS, and to extend the existing contract to June 30, 2023, with additional renewal options by mutual agreement through August 31, 2029.
We currently have eight detention facilities that have separate contracts where the USMS is the primary customer within these facilities that all expire at various times over the next several years, with the exception of two contracts that have indefinite terms. Non-renewal of these contracts, or the expansion of the Private Prison EO, or a similar order, to ICE, would have a material adverse effect on our business, financial condition, and results of operations. As of June 30, 2021, three of the eight contracts with the USMS expire over the next twelve months. The USMS has full access to our 600-bed West Tennessee Detention Facility and our 1,033-bed Leavenworth Detention Center under direct contracts with the USMS that expire in September 2021 and December 2021, respectively. As discussed above under the heading “Business Development Update—West Tennessee Detention Facility,” the USMS recently provided us with a definitive inmate population ramp down plan indicating that all inmates will be transferred out of the West Tennessee Detention Facility by September 30, 2021. In addition, we have a contract at our 2,672-bed Tallahatchie County Correctional Facility in Mississippi that allows the USMS to utilize available capacity that expires in June 2022. These three contracts with the USMS generated management revenue of $45.2 million during the six months ended June 30, 2021. We do not yet know if the USMS will relocate the detainees at our Leavenworth Detention Center or our Tallahatchie County Correctional Facility, but we will continue to work with the USMS to enable it to fulfill its mission. However, we can provide no assurance that we will be able to provide a solution that is acceptable to all parties that would be involved in such a solution.
Additionally, we expect our managed-only contract for the 1,030-bed Marion County Jail in Indianapolis, Indiana to be terminated and operations to be transitioned to Marion County. Marion County is constructing a replacement facility that is currently expected to be complete near the end of 2021. The County intends to redevelop the property where the Marion County Jail is located, and we received notice in the second quarter of 2021 that the County intends to terminate the contract effective December 31, 2021. As a result of this expected contract termination, during the second quarter of 2021, we recognized an asset impairment charge of $2.9 million for goodwill and other assets associated with this managed-only facility’s reporting unit. During the six months ended June 30, 2021, facility net operating income, or facility revenues less operating expenses, from this contract was $2.0 million.
Based on information available as of the date of this prospectus supplement, other than the contract with the USMS at our West Tennessee facility, which we expect to expire without renewal effective September 30, 2021, the contracts with the USMS at our Leavenworth and Tallahatchie facilities previously mentioned, for which future utilization by the USMS is uncertain, and the contract at the managed-only Marion County Jail, which we expect to terminate effective December 31, 2021, we believe we will renew all other contracts with our government partners that have expired or are scheduled to expire within the next twelve months that could have a material adverse impact on our financial statements. We believe our renewal rate on existing contracts remains high due to a variety of reasons including, but not limited to, the constrained supply of available beds within the U.S. correctional system, our ownership of the majority of the beds we operate, and the cost effectiveness of the services we provide. However, we cannot assure we will continue to achieve such renewal rates in the future.
COVID-19. The COVID-19 pandemic has had, and we currently expect that the COVID-19 pandemic will continue to have, a negative impact on many of our state partners’ budgets, though we cannot predict the ultimate impact COVID-19 will have on our revenue and per diem rates from our state partners. State revenues from contracts at correctional, detention, and residential reentry facilities that we operate decreased $38.4 million, or 11.7%, from the six months ended June 30, 2020 to the six months ended June 30, 2021. State revenues primarily decreased as a result of the effect of an overall decline in state inmate populations resulting from government actions to help prevent the spread of COVID-19.
We cannot predict government responses to an increase in staff or residents testing positive for COVID-19 within public and private correctional, detention and reentry facilities, nor can we predict COVID-19 related restrictions on individuals, businesses, and services that disrupt the criminal justice system. Further, we cannot predict government policies on prosecutions and legal restrictions as a result of COVID-19 that affect the number of people placed in correctional, detention and reentry facilities. Such restrictions or actions that disrupt the criminal justice system or otherwise affect the number of people placed in correctional, detention and reentry facilities, could, either alone or in combination, have a material effect on our financial position, results of operations and cash flows.
COVID-19 notwithstanding, we believe the long-term growth opportunities of our business remain attractive as government agencies consider their emergent needs (including capacity to help mitigate the spread of infectious disease), as well as the efficiency and offender programming opportunities we provide, as flexible solutions to satisfy our partners’ needs. Further, several of our existing state partners, as well as prospective state partners, have been experiencing growth in offender populations and overcrowded conditions, are considering alternative correctional capacity for their aged and inefficient infrastructure, or are seeking cost savings by utilizing the private sector, which could result in increased future demand for the solutions we provide.
Our Corporate Information
We are a Maryland corporation formed in 1983. Our principal executive offices are located at 5501 Virginia Way, Brentwood, Tennessee, 37027, and our telephone number at that location is (615) 263-3000. Our website address is www.corecivic.com. Information contained on our website is not part of this prospectus supplement.

The Offering
The following summary contains basic information about the additional 2026 notes and is not intended to be complete. For a more complete understanding of the additional 2026 notes, please refer to “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.
Issuer
CoreCivic, Inc.
Notes Offered
$100,000,000 aggregate principal amount of 8.25% senior unsecured notes due 2026. The additional 2026 notes offered hereby will be issued as additional notes under the existing indenture pursuant to which we issued $450,000,000 aggregate principal amount of existing 2026 notes. The additional 2026 notes will have identical terms, other than issue date and issue price, as the existing 2026 notes. The additional 2026 notes and the existing 2026 notes will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. The additional 2026 notes will have the same CUSIP and ISIN numbers as, and for U.S. federal income tax purposes will be fungible with, the existing 2026 notes immediately upon issuance.
Maturity Date
April 15, 2026.
Interest
Interest on the additional 2026 notes will accrue at a rate of 8.25% per annum, payable semi-annually in cash in arrears on April 15 and October 15 of each year. The first interest payment on the additional 2026 notes will be October 15, 2021, and the first interest payment will include accrued interest from April 14, 2021, the issue date of the existing 2026 notes.
Ranking
The additional 2026 notes will be our general unsecured senior obligations and will:
•	rank equally in right of payment to all of our existing and future senior indebtedness;
•	rank senior in right of payment to all of our existing and future subordinated indebtedness;
•	be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and
•
be structurally subordinated to all of our existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us).

As of June 30, 2021, after giving effect to this offering and the use of proceeds therefrom (assuming the initial application of the net proceeds to our Revolving Credit Facility), we would have had total consolidated indebtedness of approximately $1.5 billion, including approximately $417.6 million of secured indebtedness under our Credit Facilities, approximately $13.9 million of outstanding letters of credit and approximately $771.6 million available under the Revolving Credit Facility, as well as $155.9 million of the Lansing Correctional Center non-recourse mortgage note with an interest rate of 4.43% maturing in January 2040. See “Description of Certain Other Indebtedness.” The additional 2026 notes will rank equally in right of payment to the Senior Notes, and will be effectively subordinated to all indebtedness incurred under our Credit Facilities to the extent of the value of the collateral securing such indebtedness. See “Risk Factors—Risks Related to our Indebtedness and the Offering—The notes are effectively subordinated to our secured indebtedness and structurally subordinated to any future indebtedness of any non-guarantor subsidiaries.”
Guarantees
The additional 2026 notes initially will be jointly and severally guaranteed on a senior unsecured basis by our subsidiary guarantors under our Credit Facilities. In the future, the guarantees may be released or terminated under certain circumstances. Each guarantee will:
•	rank equally in right of payment to all existing and future senior indebtedness of such guarantor subsidiary;
•	rank senior in right of payment to all existing and future indebtedness of such guarantor subsidiary that is expressly subordinated to the notes;
•	be effectively subordinated to all existing and future secured indebtedness of such guarantor subsidiary to the extent of the value of the collateral securing such indebtedness; and
•	be structurally subordinated to all of the existing and future indebtedness and liabilities, including trade payables, of our non-guarantor subsidiaries.
As of June 30, 2021:
•	we and the subsidiary guarantors had $515.1 million of secured indebtedness;
•	we and the subsidiary guarantors had $874.0 million of senior, unsecured indebtedness; and
•	our subsidiaries that do not guarantee the additional 2026 notes had $155.9 million of indebtedness.
For the six months ended June 30, 2021, the entities that will guarantee the additional 2026 notes generated approximately 98.0% of our revenues. The guarantee of the additional 2026 notes will rank equally in right of payment to the guarantee of the Senior Notes and the existing 2026 notes, and will be effectively subordinated to the guarantee of all indebtedness incurred under our Credit Facilities to the extent of the value of the collateral securing such indebtedness.
Certain Covenants
We will issue the additional 2026 notes pursuant to a supplemental indenture to the existing indenture under which the existing 2026 notes were issued on April 14, 2021. The indenture governing the notes contains covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:
•	incur indebtedness;
•	pay dividends, prepay indebtedness ranking junior to the notes or make investments;
•	incur certain liens; and
•	consolidate, merge or transfer all or substantially all of our assets.
These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes—Covenants”, “Description of Notes—Covenants—Merger, Consolidation or Sale of Assets”, “Description of Notes—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, “Description of Notes—Covenants—Limitation on Liens” and “Description of Notes—Covenants—Restricted Payments.”
Optional Redemption
At any time prior to April 15, 2024, we may redeem all or part of the notes at a “make-whole” redemption price plus accrued and unpaid interest, if any, to the redemption date. At any time thereafter, we may redeem all or part of the notes at the redemption prices set forth under the heading “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes—Optional Redemption.”
Change of Control
If we experience certain kinds of changes of control, we must offer to purchase the notes at a redemption price equal to 101% of the principal amount, plus any accrued and unpaid interest if any, to the date of purchase. See “Description of Notes—Repurchase at the Option of Holders Upon a Change of Control.”
Market For Notes
The additional 2026 notes will be part of an existing series of securities. We do not intend to list the notes on any securities exchange or any automated dealer quotation system. Certain of the underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that the underwriters are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes.
Use of Proceeds
We estimate that the net proceeds from the sale of the additional 2026 notes offered by this prospectus supplement will be approximately $   million after deducting the underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, which may include purchasing Senior Notes in open market or privately negotiated transactions, and/or repayment of amounts outstanding under our Revolving Credit Facility, Term Loan A or Term Loan B. To the extent we repay amounts outstanding under our Revolving Credit Facility, such amounts may be reborrowed.
Risk Factors
See “Risk Factors” in this prospectus supplement, in the accompanying prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 incorporated by reference herein, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, each of which is incorporated by reference herein, as well as all other information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference herein and therein. See “Incorporation of Information by Reference.”
Form and Denominations
We will issue the additional 2026 notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the additional 2026 notes will be limited to persons that have accounts with DTC, or persons that hold interests through such participants. Except in limited circumstances that may be described in this prospectus supplement, owners of beneficial interests in the additional 2026 notes will not be entitled to have the additional 2026 notes registered in their names, will not receive or be entitled to receive additional 2026 notes in definitive form and will not be considered “holders” of the additional 2026 notes under the indenture. The additional 2026 notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Governing Law
The indenture and the additional 2026 notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.
Trustee
Regions Bank

Selected Historical Financial Data
The following tables present our selected historical financial data for the periods indicated. The statement of operations data for the years ended December 31, 2020, 2019 and 2018, and the balance sheet data for the years ended December 31, 2020 and 2019, are each derived from our audited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated herein by reference. The balance sheet data for the year ended December 31, 2018 is derived from our audited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is not incorporated by reference into this prospectus supplement. The statement of operations data and balance sheet data presented below as of and for the three and six months ended June 30, 2021 and 2020, are derived from our unaudited interim condensed consolidated financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, incorporated herein by reference. The statement of operations data presented below for the twelve months ended June 30, 2021 is derived from (i) our audited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2020, incorporated herein by reference, (ii) our unaudited interim condensed consolidated financial statements and the related notes thereto included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, each of which is incorporated herein by reference, and (iii) our unaudited interim condensed consolidated financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is not incorporated by reference into this prospectus supplement. The results of operations for interim periods ended June 30, 2021 are not necessarily indicative of the results that may be expected for future quarters or for the year ending December 31, 2021.
You should read the following tables in conjunction with the financial statements, the related notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 incorporated herein by reference, and the financial statements, the related notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 incorporated herein by reference.
	For the Years Ended December 31,			For the Three Months Ended June 30,
(in thousands)	2020	2019	2018	2021	2020
CONSOLIDATED STATEMENTS OF OPERATIONS:
REVENUES	$1,905,485	$1,980,689	$1,835,766	$464,571	$472,641
EXPENSES:
Operating	1,406,376	1,422,769	1,315,250	333,070	352,927
General and administrative	124,338	127,078	106,865	33,228	30,145
Depreciation and amortization	150,861	144,572	156,501	34,084	38,619
Contingent consideration for acquisition of businesses	620	—	6,085	—	—
Shareholder litigation expense	—	—	—	2,550	—
Asset impairments	60,628	4,706	1,580	2,866	11,717
	1,742,823	1,699,125	1,586,281	405,798	433,408
OTHER INCOME (EXPENSE):
Interest expense, net	(83,299)	(84,401)	(80,753)	(23,222)	(20,996)
Expenses associated with debt repayments and refinancing transactions	(7,141)	(602)	(1,016)	(52,167)	—
Gain (loss) on sale of real estate assets, net	(13,023)	287	—	38,766	2,818
Other income (expense)	525	(123)	(156)	(8)	169
INCOME BEFORE INCOME TAXES	59,724	196,725	167,560	22,142	21,224
Income tax benefit (expense)	(4,386)	(7,839)	(8,353)	(6,519)	962
NET INCOME	55,338	188,886	159,207	15,623	22,186
Net income attributable to non-controlling interest	(1,181)	—	—	—	—
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$54,157	$188,886	$159,207	$15,623	$22,186

	For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
(in thousands)	2021	2020	2021
CONSOLIDATED STATEMENTS OF OPERATIONS:
REVENUES	$919,289	$963,742	$1,861,032
EXPENSES:
Operating	665,954	715,242	1,357,088
General and administrative	62,758	61,424	125,672
Depreciation and amortization	66,796	76,571	141,086
Contingent consideration for acquisition of businesses	—	—	620
Shareholder litigation expense	54,295	—	54,295
Asset impairments	4,174	12,253	52,549
	853,977	865,490	1,731,310
OTHER INCOME (EXPENSE):
Interest expense, net	(41,650)	(43,534)	(81,415)
Expenses associated with debt repayments and refinancing transactions	(52,167)	—	(59,308)
Gain on sale of real estate assets, net	38,766	2,818	22,925
Other income (expense)	(156)	702	(333)
INCOME BEFORE INCOME TAXES	10,105	58,238	11,591
Income tax expense	(120,050)	(2,814)	(121,622)
NET INCOME (LOSS)	(109,945)	55,424	(110,031)
Net income attributable to non-controlling interest	—	(1,181)	—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(109,945)	$54,243	$(110,031)
(in thousands)	2020	As of December 31, 2019	2018	As of June 30, 2021
BALANCE SHEET DATA:
Total assets	$3,709,315	$3,791,631	$3,655,660	$3,424,196
Total debt	$1,786,751	$1,959,372	$1,801,676	$1,512,292
Total liabilities	$2,295,873	$2,414,882	$2,240,601	$2,113,966
Total equity	$1,413,442	$1,376,749	$1,415,059	$1,310,230
	For the Years Ended December 31,			For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2020	2019	2018	2021	2020	2021	2020
NON-GAAP FINANCIAL DATA(1):
Funds From Operations	$195,319	$300,429	$262,558	$11,424	$57,362	$(89,427)	$119,111
Normalized Funds From Operations	$271,768	$311,921	$273,779	$56,017	$67,841	$109,048	$133,144
EBITDA	$304,038	$427,958	$406,190	$82,069	$83,716	$123,669	$183,237
Adjusted EBITDA	$404,805	$443,878	$395,952	$101,722	$101,127	$197,973	$201,522
Restricted Adjusted EBITDA	$373,158	$429,471	$390,810	$95,270	$92,964	$184,822	$185,742

For the Twelve Months Ended June 30,
(in thousands)	2021
NON-GAAP FINANCIAL DATA(1):
Funds From Operations	$(13,219)
Normalized Funds From Operations	$247,672
EBITDA	$244,470
Adjusted EBITDA	$401,256
Restricted Adjusted EBITDA	$372,238
For the Twelve Months Ended June 30, 2021
	Actual	As Adjusted(2)
SUPPLEMENTAL NON-GAAP FINANCIAL DATA:
Ratio of Debt (less cash) to Restricted Adjusted EBITDA(3)	3.3x
(1)
Funds From Operations (“FFO”), Normalized FFO, EBITDA, Adjusted EBITDA, and Restricted Adjusted EBITDA, are non-GAAP financial measures. We believe that these measures are important operating measures that supplement discussion and analysis of our results of operations and are used to review and assess our operating performance and our properties and their management teams. We believe that it is useful to provide investors, lenders and security analysts disclosures of our results of operations on the same basis that is used by management. FFO, in particular, is a widely accepted non-GAAP supplemental measure of the performance of real estate companies, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (“NAREIT”).

NAREIT defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect funds from operations on the same basis. EBITDA, Adjusted EBITDA, Restricted Adjusted EBITDA, and Normalized FFO are useful as supplemental measures of performance of our properties because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of our tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of our properties, management believes that assessing performance of our properties without the impact of depreciation or amortization is useful. However, prior to the adoption of ASC 842 on January 1, 2019, a portion of the rental payments for the South Texas Family Residential Center (STFRC) was classified as depreciation and interest expense for financial reporting purposes in accordance with Accounting Standards Codification 840-40-55, formerly Emerging Issues Task Force No. 97-10, “The Effect of Lessee Involvement in Asset Construction”. Adjusted EBITDA included such depreciation and interest expense in order to more properly reflect the cash flows associated with this lease. Upon adoption of ASC 842, all rental payments associated with this lease are classified as operating expenses. We may make adjustments to FFO from time to time for certain other income and expenses that we consider non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary or ordinary component of our ongoing operations. Even though expenses associated with mergers and acquisitions may be recurring, the magnitude and timing fluctuate based on the timing and scope of mergers and acquisitions activity, and therefore, such expenses, which are not a necessary component of our ongoing operations, may not be comparable from period to period. Start-up expenses represent the incremental operating losses incurred during the period we activate idle correctional facilities. Normalized FFO, Adjusted EBITDA, and Restricted Adjusted EBITDA exclude the effects of such items.
Other companies may calculate FFO, Normalized FFO, EBITDA, Adjusted EBITDA, and Restricted Adjusted EBITDA differently than we do, or adjust for other items, and therefore comparability may be limited. FFO, Normalized FFO, EBITDA, Adjusted EBITDA, and Restricted Adjusted EBITDA are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with our consolidated financial statements and related notes included in our filings with the SEC.
(2)
As adjusted to give effect to the issuance and sale by us of the additional 2026 notes in this offering, after deducting the underwriting discounts and our estimated offering expenses, on a trailing twelve month basis.

(3)
Excludes non-recourse debt and EBITDA of our Unrestricted Subsidiaries. As of June 30, 2021, and for the twelve months ended June 30, 2021, the aggregate non-recourse debt and EBITDA for the Unrestricted Subsidiaries was $155.9 million and $29.0 million, respectively.

Our reconciliation of net income to FFO and Normalized FFO for the years ended December 31, 2020, 2019, and 2018, the three and six months ended June 30, 2021 and 2020, and the twelve months ended June 30, 2021 is as follows (in thousands):
	For the Years Ended December 31,			For the Three Months Ended June 30,
	2020	2019	2018	2021	2020
FUNDS FROM OPERATIONS:
Net income	$55,338	$188,886	$159,207	$15,623	$22,186
Depreciation and amortization of real estate assets	112,046	107,402	101,771	24,926	28,244
Impairment of real estate assets	14,380	4,428	1,580	—	9,750
Loss (gain) on sale of real estate assets, net of taxes	13,555	(287)	—	(38,766)	(2,818)
Income tax expense for special items	—	—	—	9,641	—
Funds From Operations	$195,319	$300,429	$262,558	$11,424	$57,362
Expenses associated with debt repayments and refinancing transactions	7,141	602	1,016	52,167	—
Charges associated with adoption of tax reform	—	—	1,024	—	—
Expenses associated with mergers and acquisitions	338	1,132	3,096	—	—
Contingent consideration for acquisition of businesses	620	—	6,085	—	—
Expenses associated with COVID-19	13,777	—	—	836	8,165
Expenses associated with changes in corporate tax structure	5,240	—	—	—	347
Income taxes associated with change in corporate tax structure and other special tax items	3,085	—	—	—	—
Start-up expenses	—	9,480	—	—	—
Shareholder litigation expense	—	—	—	2,550	—
Goodwill and other impairments	46,248	278	—	2,866	1,967
Income tax benefit for special items	—	—	—	(13,826)	—
Normalized Funds From Operations	$271,768	$311,921	$273,779	$56,017	$67,841
	For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2021	2020	2021
FUNDS FROM OPERATIONS:
Net income (loss)	$(109,945)	$55,424	$(110,031)
Depreciation and amortization of real estate assets	48,685	56,350	104,381
Impairment of real estate assets	1,308	10,155	5,533
Gain on sale of real estate assets	(38,766)	(2,818)	(22,393)
Income tax expense for special items	9,291	—	9,291
Funds From Operations	$(89,427)	$119,111	$(13,219)
Expenses associated with debt repayments and refinancing transactions	52,167	—	59,308
Expenses associated with mergers and acquisitions	—	338	—
Contingent consideration for acquisition of businesses	—	—	620
Expenses associated with COVID-19	2,434	8,165	8,046
Expenses associated with changes in corporate tax structure	—	347	4,893
Income taxes associated with change in corporate tax structure and other special tax items	114,249	3,085	114,249
Shareholder litigation expense	54,295	—	54,295
Goodwill and other impairments	2,866	2,098	47,016
Income tax benefit for special items	(27,536)	—	(27,536)
Normalized Funds From Operations	$109,048	$133,144	$247,672

Our reconciliation of net income to EBITDA, Adjusted EBITDA and Restricted Adjusted EBITDA for the years ended December 31, 2020, 2019, and 2018, the three and six months ended June 30, 2021 and 2020, and for the twelve months ended June 30, 2021 is as follows (in thousands):
	For the Years Ended December 31,			For the Three Months Ended June 30,
	2020	2019	2018	2021	2020
EBITDA and ADJUSTED EBITDA
Net income	$55,338	$188,886	$159,207	$15,623	$22,186
Interest expense	93,453	86,661	82,129	25,843	23,873
Depreciation and amortization	150,861	144,572	156,501	34,084	38,619
Income tax expense (benefit)	4,386	7,839	8,353	6,519	(962)
EBITDA	$304,038	$427,958	$406,190	$82,069	$83,716
Expenses associated with debt repayments and refinancing transactions	7,141	602	1,016	52,167	—
Expenses associated with mergers and acquisitions	338	1,132	3,096	—	—
Contingent consideration for acquisition of businesses	620	—	6,085	—	—
Expenses associated with COVID-19	13,777	—	—	836	8,165
Expenses associated with changes in corporate tax structure	5,240	—	—	—	347
Start-up expenses	—	9,480	—	—	—
Depreciation expense associated with STFRC lease	—	—	(16,453)	—	—
Interest expense associated with STFRC lease	—	—	(5,562)	—	—
(Gain) loss on sale of real estate assets	13,023	—	—	(38,766)	(2,818)
Shareholder litigation expense	—	—	—	2,550	—
Asset impairments	60,628	4,706	1,580	2,866	11,717
Adjusted EBITDA	$404,805	$443,878	$395,952	$101,722	$101,127
EBITDA from Unrestricted Subsidiaries(1)	(31,647)	(14,407)	(5,142)	(6,452)	(8,163)
Restricted Adjusted EBITDA(2)	$373,158	$429,471	$390,810	$95,270	$92,964
(1)	Consists of the portion of EBITDA attributable to our Unrestricted Subsidiaries.
(2)	Restricted Adjusted EBITDA is calculated as Adjusted EBITDA after deducting EBITDA attributable to the Unrestricted Subsidiaries.

	For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2021	2020	2021
EBITDA and ADJUSTED EBITDA
Net income (loss)	$(109,945)	$55,424	$(110,031)
Interest expense	46,768	48,428	91,793
Depreciation and amortization	66,796	76,571	141,086
Income tax expense	120,050	2,814	121,622
EBITDA	123,669	183,237	244,470
Expenses associated with debt repayments and refinancing transactions	52,167	—	59,308
Expenses associated with mergers and acquisitions	—	338	—
Contingent consideration for acquisition of businesses	—	—	620
Expenses associated with COVID-19	2,434	8,165	8,046
Expenses associated with changes in corporate tax structure	—	347	4,893
Gain on sale of real estate assets	(38,766)	(2,818)	(22,925)
Shareholder litigation expense	54,295	—	54,295
Asset impairments	4,174	12,253	52,549
Adjusted EBITDA	$197,973	$201,522	$401,256
EBITDA from Unrestricted Subsidiaries(1)	(13,151)	(15,780)	(29,018)
Restricted Adjusted EBITDA(2)	$184,822	$185,742	$372,238
(1)	Consists of the portion of EBITDA attributable to our Unrestricted Subsidiaries.
(2)	Restricted Adjusted EBITDA is calculated as Adjusted EBITDA after deducting EBITDA attributable to the Unrestricted Subsidiaries.

RISK FACTORS
You should carefully consider the following factors that could materially affect our business, as well as the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021. Any of these risks could materially adversely affect our business, results of operations or financial condition. These risks could also cause our actual results to differ from those indicated in forward-looking statements contained herein and elsewhere. The following is a non-exclusive discussion of such risks and uncertainties.
Risks Related to our Indebtedness and the Offering
Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our debt securities.
We have a significant amount of indebtedness. As of June 30, 2021, after giving effect to this offering and the use of proceeds as contemplated herein, we would have had total indebtedness of approximately $1.5 billion (assuming the initial application of the net proceeds to our Revolving Credit Facility). Our indebtedness could have important consequences. For example, it could:
•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the additional 2026 notes issued in this offering;
•	increase our vulnerability to general adverse economic and industry conditions;
•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, dividends, and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	restrict us from pursuing strategic acquisitions or certain other business opportunities;
•	place us at a competitive disadvantage compared to our competitors that have less debt; and
•	limit our ability to borrow additional funds or refinance existing indebtedness on favorable terms.
If we are unable to meet our debt service obligations, we may need to reduce capital expenditures, restructure or refinance our indebtedness, obtain additional equity financing or sell assets. We may be unable to restructure or refinance our indebtedness, obtain additional equity financing or sell assets on satisfactory terms or at all.
Our Credit Agreements, the indentures related to the Senior Notes, the existing 2026 notes, and the additional 2026 notes offered hereby, and other debt instruments have restrictive covenants that could limit our financial flexibility.
The indentures related to the Senior Notes, the indenture related to the existing 2026 notes and the additional 2026 notes offered hereby, and our Credit Agreements contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our Bank Credit Agreement requires us to comply with certain financial covenants, including leverage, secured leverage and fixed charge coverage ratios. Our Term Loan B Credit Agreement requires us to comply with certain financial covenants, including a secured leverage ratio and, under specified circumstances, a loan-to-value requirement. Our Credit Agreements include other restrictions that, among other things, limit our ability to incur indebtedness; grant liens; engage in mergers, consolidations and liquidations; make asset dispositions, make restricted payments and investments; issue disqualified stock; enter into transactions with affiliates; and amend, modify or prepay certain indebtedness. See “Description of Certain Other Indebtedness—Credit Facilities.” The indentures related to our Senior Notes contain, and the indenture related to the existing 2026 notes and the additional 2026 notes offered hereby contains, limitations on our ability to effect mergers and change of control events, as well as other limitations on our ability to create certain liens on our assets, limitations on our ability to incur indebtedness, and restrictions on our ability to pay dividends, prepay indebtedness ranking junior to the notes, or make investments. See “Description of Certain Other Indebtedness—Other Unsecured Senior Notes” and “Description of Notes—Covenants.”
Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.
The indenture for the notes may not provide protection against events or developments that may affect our ability to repay the notes or the trading prices for the notes.
The indenture governing the notes contains covenants limiting the ability of the Company and the guarantors to incur indebtedness, subject to certain exceptions, and incur certain liens on their assets to secure indebtedness, subject to certain exceptions, without equally and ratably securing the notes. These limitations are subject to a number of important exceptions.
The indenture governing the notes does not:
•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience material adverse changes in our financial condition or results of operations; or

•
restrict our ability to engage in any acquisition or other transaction, other than our ability to merge or consolidate with, or sell all or substantially all of our assets to, another person without the surviving or transferring person (if other than CoreCivic) assuming the obligations under the notes.

For these reasons, you should consider the covenants in the indenture governing the notes as a significant factor in evaluating whether to invest in the notes. In addition, we are subject to periodic review by independent credit rating agencies. In March 2021, S&P Global Ratings downgraded its credit rating for the Company from BB to BB-, and Moody’s Investors Service Inc. downgraded its credit rating for the Company from Ba1 to Ba2, in each instance, citing concerns related to the uncertainty of the Private Prison EO’s impact on the Company’s business. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our credit ratings generally, and the ratings on the notes specifically, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.
Our indebtedness is secured by a substantial portion of our assets.
Subject to applicable laws and certain agreed-upon exceptions, our Bank Credit Facilities are secured by a pledge of all of the capital stock of CoreCivic’s domestic subsidiaries, 65% of the capital stock of CoreCivic’s foreign subsidiaries, all of CoreCivic’s accounts receivable and all of CoreCivic’s deposit accounts. Our Term Loan B is secured by a first lien on certain specified real property assets, representing a loan-to-value of no greater than 80%. Subject to compliance with the restrictive covenants under our existing indebtedness, we may incur additional indebtedness secured by existing or future assets of CoreCivic or our subsidiaries. In the event of a default under our Credit Agreements or any other secured indebtedness, or if we experience insolvency, liquidation, dissolution or reorganization, the holders of our secured debt instruments would first be entitled to payment from their collateral security, and only after that would holders of our unsecured debt, including holders of the notes, be entitled to payment from our remaining assets. In such an event, there can be no assurance that we would have sufficient assets to pay amounts due to holders of our unsecured debt, including holders of the notes, and such holders may receive less than the full amount to which they are entitled.
Servicing our indebtedness will require a significant amount of cash or may require us to refinance our indebtedness before it matures. Our ability to generate cash depends on many factors beyond our control, and there is no assurance that we will be able to refinance our debt on acceptable terms, or at all.
Our Term Loan A and Revolving Credit Facility both mature in April 2023. Our Term Loan B matures in December 2024. We also have outstanding $174.0 million in aggregate principal amount of our 2023 Senior Notes, $250.0 million in aggregate principal amount of our 2027 Senior Notes, and $450 million in aggregate principal amount of our existing 2026 notes. In addition, we have $155.9 million outstanding under the Lansing Correctional Center non-recourse mortgage note with an interest rate of 4.43% maturing in January 2040. Each of the amounts and maturities described in this paragraph is as of June 30, 2021. Our ability to make payments on our indebtedness, to refinance our indebtedness, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control.
The risk exists that our business will be unable to generate sufficient cash flow from operations or that future borrowings will not be available to us in an amount sufficient to enable us to pay our indebtedness, including our Senior Notes, the existing 2026 notes and the additional 2026 notes to be issued in this offering, or new debt securities, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including our Senior Notes, the existing 2026 notes, the additional 2026 notes offered hereby, or new debt securities, on or before maturity. Our ability to refinance all or a portion of our indebtedness on acceptable terms, or at all, will be dependent upon a number of factors, including our degree of leverage, the amount of our cash flows, the value of our assets, borrowing and other financial restrictions imposed by lenders and conditions in the credit markets at the time we refinance. If we are unable to refinance our indebtedness on acceptable terms, we may be forced to agree to otherwise unfavorable financing terms or to sell one or more properties at unattractive prices or on disadvantageous terms. Any one of these options could have a material adverse effect on our business, financial condition, results of operations and our cash flows.
We are required to repurchase all or a portion of our Senior Notes, the existing 2026 notes and the additional 2026 notes offered hereby, upon a change of control, and our Credit Agreements are subject to acceleration upon a change of control.
Upon certain change of control events, as that term is defined in the indentures for our Senior Notes and the indenture governing the existing 2026 notes and the additional 2026 notes to be issued in this offering, including a change of control caused by an unsolicited third party, we are required to make an offer in cash to repurchase all or any part of each holder’s Senior Notes, the existing 2026 notes and the additional 2026 notes offered hereby at a repurchase price equal to 101% of the principal thereof, plus accrued interest. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. Sufficient funds may not be available to us, however, at the time of any change of control event to repurchase all or a portion of the tendered Senior Notes, the existing 2026 notes and the additional 2026 notes offered hereby pursuant to this requirement. Our failure to offer to repurchase the Senior Notes, the existing 2026 notes and the additional 2026 notes offered hereby, or to repurchase the Senior Notes, the existing 2026 notes or the additional 2026 notes tendered, following a change of control will result in a default under the respective indentures, which could lead to a cross-default under our Credit Agreements and under the terms of our other indebtedness. In addition, terms of our Credit Agreements, which are subject to acceleration upon the occurrence of a change in control (as described therein), may prohibit us from making any such required repurchases. Prior to repurchasing the Senior Notes, the existing 2026 notes and the additional 2026 notes upon a change of control event, we must either repay outstanding indebtedness under our Credit Agreements or obtain the consent of the lenders under our Credit Agreements. If we do not obtain the required consents or repay our outstanding indebtedness under our Credit Agreements, we would remain effectively prohibited from offering to repurchase the Senior Notes, the existing 2026 notes and the additional 2026 notes, which would cause a default under the indentures governing the Senior Notes, the existing 2026 notes and the additional 2026 notes. See “Description of Notes—Repurchase at the Option of Holders Upon a Change of Control.”
There is uncertainty about the meaning of the phrase “all or substantially all” under applicable laws in connection with determining whether a change of control has occurred.
One of the events that triggers our obligation to repurchase the notes upon a change in control is the sale of all or substantially all of our assets. The phrase “all or substantially all” as used in the indenture governing the notes varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the law that governs the indenture and is subject to judicial interpretation. In certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of our assets, and therefore, it may be unclear as to whether a change of control has occurred and whether you have the right to require us to repurchase the notes.

Despite current indebtedness levels, we may still incur more debt.
The terms of the indentures for our Senior Notes, the terms of the indenture for the existing 2026 notes and the additional 2026 notes to be issued in this offering, and our Credit Agreements restrict our ability to incur indebtedness; however, we may nevertheless incur additional indebtedness in the future, and in the future, we may refinance all or a portion of our indebtedness, including our Credit Agreements, and may incur additional indebtedness as a result so long as we comply with the limitations in our Senior Notes, the existing 2026 notes and the additional 2026 notes to be issued in this offering and our Credit Agreements while they are in effect. As of June 30, 2021, we had $674.1 million of additional borrowing capacity available under our Revolving Credit Facility. The Bank Credit Agreement also contains an “accordion” feature that provides for uncommitted incremental extensions of credit in the form of increases in the revolving commitments or incremental term loans of up to $350.0 million. In addition, so long as we comply with the limitations in our Senior Notes, the existing 2026 notes and the additional 2026 notes to be issued in this offering and our Credit Agreements while they are in effect, we may issue an indeterminate amount of debt securities from time to time when we determine that market conditions and the opportunity to utilize the proceeds from the issuance of such debt securities are favorable. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.
Our ability to incur more secured debt has been further limited by the Term Loan B Credit Agreement.
The Term Loan B Credit Agreement requires us to place liens on mortgaged properties representing a loan-to-value of no greater than 80%. Our Credit Agreements limit the amount of liens we can place on existing assets, further restricting the amount of additional secured debt we are able to obtain. This limitation restricts our ability to obtain financing for future needs and opportunities.
Our access to capital may be affected by general macroeconomic conditions.
Credit markets may tighten significantly for various reasons that may or may not result from company-specific activities such that our ability to obtain new capital could be more challenging and more expensive. Further, we can provide no assurance that the banks that have made commitments under our Bank Credit Agreement will continue to operate as going concerns in the future or will agree to extend commitments beyond the maturity date. If any of the banks in the lending group were to fail, or fail to renew their commitments, it is possible that the capacity under our Bank Credit Facilities would be reduced. In the event that the availability under our Bank Credit Facilities was reduced significantly, we could be required to obtain capital from alternate sources in order to continue with our business and capital strategies. Our options for addressing such capital constraints would include, but not be limited to (i) delaying certain capital expenditure projects, (ii) obtaining commitments from the remaining banks in the lending group or from new banks to fund increased or new amounts under our Bank Credit Facilities, (iii) accessing the public capital markets, or (iv) retaining more of our cash flow. Such alternatives could be on terms less favorable than under existing terms, which could have a material effect on our consolidated financial position, results of operations, or cash flows.
Increasing activist resistance to the use of public-private partnerships for correctional, detention, and residential reentry facilities could impact our ability to obtain financing to grow our business or to refinance existing indebtedness, which could have a material adverse effect on our business, financial condition and results of operations.
Our Company does not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention. This strict policy also applies to external government relations professionals working on our behalf at all levels of government. Nonetheless, contracting for correctional, detention, and residential reentry facilities and related services has not achieved complete acceptance by certain governments or the public at large. The operation of correctional, detention, and residential reentry facilities by private entities has encountered resistance from certain groups, such as immigration advocates, labor unions, prison reform organizations and other special interest groups that believe correctional, detention, and residential reentry facilities should only be operated by governmental agencies, or that alternatives to immigrant detention should be utilized to enforce the nation’s border policies. Further, opposition to immigration policies and the association of private companies with the enforcement of such policies have caused some banks, including several that are currently parties to the Bank Credit Agreement, to announce that they do not expect to continue providing credit or financial services to private entities that operate correctional, and detention facilities, including CoreCivic. The banks that are currently parties to the Bank Credit Agreement are obligated to honor their commitments under the Bank Credit Agreement, which expire in April 2023. These decisions have currently affected the capital markets for our securities, and we can provide no assurance that additional banks that are party to our Bank Credit Agreement will not make similar decisions, or that new banks will be willing to become party to our Bank Credit Facilities, or that the capital markets for our securities will improve. While we believe we will continue to have access to capital, restrictions on our access to capital, or increases in the cost of capital, could have a material adverse effect on our business, financial condition and results of operations.
Rising interest rates would increase the cost of our variable rate debt.
We have incurred and expect in the future to incur indebtedness that bears interest at variable rates, including indebtedness under our Credit Agreements. Accordingly, increases in interest rates would increase our interest costs, which could have an adverse impact on us and our ability to pay-down our debt, return capital to our stockholders and pay maturing debt or cause us to be in default under certain debt instruments.
The notes are effectively subordinated to our secured indebtedness and structurally subordinated to any future indebtedness of any non-guarantor subsidiaries.
The additional 2026 notes will be, and the existing 2026 notes are, unsecured and therefore are effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of June 30, 2021, our total secured indebtedness was approximately $671.1 million and we had approximately $674.1 million available under the Revolving Credit Facility. The indenture governing the existing 2026 notes and the additional 2026 notes offered hereby permits us to incur additional secured indebtedness provided certain conditions are met. See “Description of Notes—Covenants—Limitations on Liens”, “Description of Notes—Covenants—Merger, Consolidation or Sale of Assets”, “Description of Notes—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Description of Notes—Covenants—Restricted Payments.” Consequently, in the event we are the subject of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of any secured indebtedness will be entitled to the benefits of the collateral that secures the secured indebtedness, and the collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the additional 2026 notes.
The additional 2026 notes will not be guaranteed by all of our subsidiaries. Accordingly, claims of holders of the existing 2026 notes and the additional 2026 notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of June 30, 2021, our non-guarantor subsidiaries had $155.9 million of indebtedness outstanding.
There are circumstances other than repayment or discharge of the additional 2026 notes under which the guarantees of the additional 2026 notes will be released automatically, without your consent or the consent of the trustee under the indenture governing the additional 2026 notes, and you may not realize any payment upon release of such guarantees.
The guarantee of a guarantor of the additional 2026 notes will be automatically released in connection with a sale of such guarantor in a transaction not prohibited by the indenture governing the additional 2026 notes or if a guarantor is released from its guarantee under all of our other indebtedness. See “Description of Notes—Subsidiary Guarantees.” In addition, the creditors of such subsidiary and its subsidiaries will have an effectively senior claim on the assets of such subsidiary and its subsidiaries.
Federal and state statutes may allow courts, under specific circumstances, to void the additional 2026 notes or the guarantees and/or require holders of the additional 2026 notes to return payments received from us.

Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the additional 2026 notes and the guarantees could be voided, or claims in respect of the additional 2026 notes and the guarantees could be subordinated to all of our other debt, if the issuance of the additional 2026 notes or a guarantee was found to have been made for less than reasonable equivalent value and we, at the time we incurred the indebtedness evidenced by the additional 2026 notes:
•	were insolvent or rendered insolvent by reason of such indebtedness;
•	were engaged in, or about to engage in, a business or transaction for which our remaining assets constituted unreasonably small capital; or
•	intended to incur, or believed that we would incur, debts beyond our ability to repay such debts as they mature.
A court might also void the issuance of the additional 2026 notes or a guarantee without regard to the above factors if the court found that we issued the additional 2026 notes or the guarantors issued the guarantees with actual intent to hinder, delay or defraud our or their respective creditors.
A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the additional 2026 notes or the guarantees if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the additional 2026 notes. If a court were to void the issuance of the additional 2026 notes or the guarantees, you would no longer have a claim against us or the guarantors. Sufficient funds to repay the additional 2026 notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors with respect to the additional 2026 notes or any notes guarantee.
In addition, any payment by us pursuant to the additional 2026 notes made at a time when we were subsequently found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a liquidation under Title 11 of the United States Code, as amended (the “Bankruptcy Code”).
The measures of insolvency for purposes of these fraudulent and preferential transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent or preferential transfer has occurred. Generally, however, we would be considered insolvent if:
•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all our assets;
•
the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.
On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the sale of the additional 2026 notes, we will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. The indenture governing the additional 2026 notes contains a “savings clause,” which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the additional 2026 notes in full when due. Furthermore, in a recent case, Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that is included in the indenture governing the additional 2026 notes was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit recently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.
In addition, although each guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.
Also, as a court of equity, the bankruptcy court may subordinate the claims in respect of the additional 2026 notes to other claims against us under the principle of equitable subordination if the court determines that: (i) the holders of the additional 2026 notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of the additional 2026 notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.
Finally, if the obligations under the existing 2026 notes (and not the additional 2026 notes) were voided, subordinated or reduced by a court or other proceeding, there may be no way to distinguish at that time between the existing 2026 notes and the additional 2026 notes, as the additional 2026 notes will share the same CUSIP and ISIN numbers as the existing 2026 notes. In such a scenario, if the obligations under the existing 2026 notes or the related guarantees were voided, subordinated or reduced, the additional 2026 notes and the guarantees may be similarly voided, subordinated or reduced.
If an active trading market does not develop for the notes, you may not be able to resell them.
The additional 2026 notes will be part of an existing series of securities. We do not intend to apply for listing the notes on any securities exchange or automated dealer quotation system. We have been informed by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to make a market in the notes, and the underwriters may cease their market-making at any time without notice. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Moreover, if a market were to exist, the notes could trade at prices that may be lower than their initial offering price because of many factors, including, but not limited to:
•	prevailing interest rates, increases in which may have an adverse effect on the market value of the notes;
•	the market for similar securities issued by other companies in our industry;
•	general economic and financial market conditions;
•	the financial condition, performance and prospects of us and our competitors;
•	changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;
•	changes in our credit ratings; and
•	actual or anticipated variations in quarterly operating results of us and our competitors.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the additional 2026 notes offered by this prospectus supplement will be approximately $   million after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, which may include purchasing Senior Notes in open market or privately negotiated transactions, and/or repayment of amounts outstanding under our Revolving Credit Facility, Term Loan A or Term Loan B. To the extent we repay amounts outstanding under our Revolving Credit Facility, such amounts may be reborrowed.
As of June 30, 2021, we had approximately $174.0 million and $250.0 million of principal amount outstanding on the 2023 Senior Notes and the 2027 Senior Notes, respectively. The principal amount of our 2023 Senior Notes is due at maturity on May 1, 2023, and the interest rate on the 2023 Senior Notes accrues at 4.625% per annum and is payable in May and November of each year. The principal amount of our 2027 Senior Notes is due at maturity on October 15, 2027, and the interest rate on the 2027 Senior Notes accrues at 4.75% per annum and is payable in April and October of each year. As of June 30, 2021, we had $112.0 million in borrowings outstanding under the Revolving Credit Facility as well as $13.9 million in letters of credit outstanding resulting in $674.1 million available under the Revolving Credit Facility. On June 30, 2021, based on our total leverage ratio, loans under the Revolving Credit Facility incurred interest at the base rate plus a margin of 0.50% or at LIBOR plus a margin of 1.50%, and a commitment fee equal to 0.35% of the unfunded balance. Interest on the Revolving Credit Facility is payable periodically, and at June 30, 2021, the weighted average rate was 1.6%. Our Revolving Credit Facility matures on April 17, 2023. As of June 30, 2021, the outstanding balance of the Term Loan A was $175.0 million. The Term Loan A is prepayable without premium or penalty and matures concurrently with the Revolving Credit Facility on April 17, 2023, with scheduled quarterly principal payments through April 2023. Interest rate margins under the Term Loan A are the same as the interest rate margins under the Revolving Credit Facility. Our Term Loan B bears interest at a rate of LIBOR plus 4.50%, with a 1.00% LIBOR floor (or, at our option, a base rate plus 3.50%), and has a five-year maturity with scheduled principal payments through December 2024. As of June 30, 2021, the outstanding balance of the Term Loan B was $228.1 million. See “Description of Certain Other Indebtedness.”

CAPITALIZATION
The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of June 30, 2021:
•	on an actual basis; and
•
on an as adjusted basis to give effect to the issuance and sale by us of the additional 2026 notes in this offering and the initial application of the net proceeds from this offering, after deducting the underwriting discounts and our estimated offering expenses, to our Revolving Credit Facility.

You should read this table in conjunction with the other sections of this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement. See “Incorporation of Information by Reference” in this prospectus supplement.
	As of June 30, 2021
(dollars in thousands)	Actual	As Adjusted
Cash and cash equivalents(1)	$162,891
Debt (including current maturities):
Revolving Credit Facility(1)(2)	$112,000
Term Loan A	175,000
Term Loan B	228,125
4.625% Senior Notes due 2023	174,012
4.75% Senior Notes due 2027	250,000
Existing 2026 Notes	450,000
Additional 2026 Notes	__
4.43% Lansing Correctional Center Non-Recourse
Mortgage Note maturing January 2040	155,941
Total long-term debt	$1,545,078
Total equity	$1,310,230
Total capitalization	$2,855,308
(1)	Subsequent to quarter end the Company utilized cash on hand to pay amounts then outstanding under the Revolving Credit Facility. All such amounts are available for reborrowing at any time.
(2)	Amounts shown do not include an additional approximately $13.9 million of outstanding letters of credit as of June 30, 2021.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Credit Facilities
On April 17, 2018, CoreCivic entered into a second amended and restated $1.0 billion aggregate amount senior secured credit agreement, which was amended in August 2020 to facilitate our revocation of our REIT election. The Revolving Credit Facility provided pursuant to the Bank Credit Agreement has an aggregate principal capacity of $800.0 million and a maturity of April 2023, and the Term Loan A made pursuant to the Bank Credit Agreement was in the original principal amount of $200 million and has the same April 2023 maturity. Our Bank Credit Facilities also have an “accordion” feature that provides for uncommitted incremental extensions of credit in the form of increases in the revolving commitments or incremental term loans in an aggregate principal amount up to an additional $350.0 million, as requested by CoreCivic, subject to approval of the lenders committing to provide same. At CoreCivic’s option, interest on outstanding borrowings under the Revolving Credit Facility accrues either at a base rate plus a margin ranging from 0.00% to 1.00% or at LIBOR plus a margin ranging from 1.00% to 2.00%, in each case based on CoreCivic’s then-current leverage ratio. Commitment fees are payable in respect of the unused portion (swingline loans are not considered usage) of the Revolving Credit Facility at rates ranging from 0.25% per annum to 0.45% per annum based on CoreCivic’s total leverage ratio. The Revolving Credit Facility includes a $30.0 million sublimit for swingline loans that enables CoreCivic to borrow from the administrative agent without advance notice at the base rate plus the applicable margin, and a $50.0 million sublimit for the issuance of standby letters of credit.
Based on CoreCivic’s current total leverage ratio, loans under the Revolving Credit Facility bear interest at a base rate plus a margin of 0.50% or at LIBOR plus a margin of 1.50%, and a commitment fee accrues at 0.35% per annum of the unused portion of the revolving credit commitments. As of June 30, 2021, CoreCivic had $112.0 million in borrowings as well as $13.9 million in letters of credit outstanding under our Revolving Credit Facility, resulting in remaining availability of $674.1 million under the Revolving Credit Facility.
The Bank Credit Facilities are secured by a pledge of all of the capital stock of CoreCivic’s domestic restricted subsidiaries, 65% of the capital stock of CoreCivic’s foreign subsidiaries, all of CoreCivic’s accounts receivable, and all of CoreCivic’s deposit accounts. The Bank Credit Agreement provides for the release of such collateral if at any time at least two of the following three rating agencies have published at least the following corporate family or corporate rating of CoreCivic (with a stable or better outlook): (i) Baa3 by Moody’s Investors Service, Inc., (ii) BBB- by S&P Global Ratings, and (iii) BBB- by Fitch, Inc., and no default or event of default has occurred and is continuing, subject to reinstatement of the collateral if the minimum ratings requirement is no longer satisfied. The Bank Credit Agreement requires CoreCivic to comply with certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum secured leverage ratio, and a minimum fixed charge coverage ratio. As of June 30, 2021, CoreCivic was in compliance with all such covenants. In addition, the Bank Credit Agreement contains certain covenants that, among other things, restrict indebtedness, liens and other encumbrances, mergers, consolidations, liquidations, asset dispositions, payment of dividends and other customary restricted payments, transactions with affiliates, prepayments and modifications of other indebtedness and other matters customarily restricted in such agreements. In addition, the Bank Credit Agreement contains cross-default provisions with certain of CoreCivic’s other indebtedness, and is subject to acceleration upon the occurrence of a change of control.
As of June 30, 2021, the outstanding balance on CoreCivic’s Term Loan A was $175.0 million. Interest rate margins under the Term Loan A are the same as the interest rate margins under the Revolving Credit Facility. The Term Loan A also has the same collateral requirements, financial and certain other covenants, and cross-default provisions as the Revolving Credit Facility. The Term Loan A, which is pre-payable without penalty, has scheduled quarterly principal payments through April 2023.
On December 18, 2019, CoreCivic entered into a Term Loan B Credit Agreement providing for the $250.0 million Term Loan B. The Term Loan B bears interest at a rate of LIBOR (with a 1.00% LIBOR floor) plus 4.50% (or, at CoreCivic’s option, a base rate plus 3.50%), and has a five-year maturity with scheduled quarterly principal payments through December 2024. The Term Loan B is secured by a first lien on certain specified real property assets, representing a loan-to-value of no greater than 80%. CoreCivic has the right to substitute or replace real property assets serving as collateral for the Term Loan B. CoreCivic can prepay the Term Loan B at any time and from time to time, without premium or penalty. The Term Loan B was issued at a price of 95% of the principal amount of the Term Loan B, resulting in a discount of $12.5 million, which is amortized into interest expense over the term of the Term Loan B. Proceeds from the Term Loan B were used to fund in part the early redemption of the $325.0 million in aggregate principal amount of 4.125% senior notes due 2020, transaction fees and expenses, and to provide for general corporate purposes. CoreCivic capitalized approximately $5.1 million of costs associated with the issuance of the Term Loan B. As of June 30, 2021, the outstanding balance of the Term Loan B was $228.1 million.
Non-Recourse Mortgage Notes
On April 20, 2018, CoreCivic of Kansas, LLC (the “Issuer”), a wholly-owned unrestricted subsidiary of CoreCivic, priced $159.5 million in aggregate principal amount of non-recourse senior secured notes of the Issuer (the “Kansas Notes”), in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The private placement closed on June 1, 2018. CoreCivic used the proceeds of the private placement, which were drawn on quarterly funding dates beginning in the second quarter of 2018, to fund construction of the Lansing Correctional Facility, along with costs and expenses of the project. The Kansas Notes have a yield to maturity of 4.43% and are scheduled to mature in January 2040, 20 years following completion of the project, which occurred in January 2020. Principal and interest on the Kansas Notes is payable in quarterly payments which began in July 2020 and continues until maturity. CoreCivic may redeem all or part of the Kansas Notes at any time upon written notice of not less than 30 days and not more than 60 days prior to the date fixed for such prepayment, with a “make-whole” amount, together with interest on the Kansas Notes accrued to, but not including, the redemption date. Because the Issuer has been designated as an unrestricted subsidiary of CoreCivic under terms of CoreCivic’s Credit Agreements, the issuance and service of the Kansas Notes, and the revenues and expenses associated with the facility lease, do not impact the financial covenants associated with CoreCivic’s Credit Agreements. As of June 30, 2021, the outstanding balance of the Kansas Notes was $155.9 million.
Other Unsecured Senior Notes
During April 2013, CoreCivic issued the 2023 Senior Notes maturing on May 1, 2023, and during October 2017, CoreCivic issued the 2027 Senior Notes maturing on October 15, 2027. Interest on the 2023 Senior Notes is payable on May 1 and November 1 of each year, and interest on the 2027 Senior Notes is payable on April 15 and October 15 of each year. The Senior Notes are our senior unsecured obligations and are guaranteed by all of our subsidiaries that guarantee the Bank Credit Facilities. We may redeem all or part of the Senior Notes at any time prior to three months before their respective maturity dates at a “make-whole” redemption price, plus accrued and unpaid interest thereon to, but not including, the redemption date. Thereafter, the Senior Notes are redeemable at our option, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
On April 14, 2021, CoreCivic issued the existing 2026 notes in the aggregate principal amount of $450.0 million. See “Description of Notes.”

DESCRIPTION OF NOTES
You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the word “CoreCivic” refers only to CoreCivic, Inc. and not to any of its Subsidiaries.
We are offering $100.0 million aggregate principal amount of 8.25% Senior Notes due 2026 (the “Additional 2026 Notes”). The Additional 2026 Notes will have identical terms, other than issue date and issue price, as the $450 million aggregate principal amount of 8.25% Senior Notes due 2026 that we issued on April 14, 2021 (the “Existing 2026 Notes” and, together with the Additional 2026 Notes, the “Notes”) under a base indenture dated as of September 25, 2015 between CoreCivic and Regions Bank (as successor to U.S. Bank National Association), the trustee, as amended and supplemented by a third supplemental indenture dated as of April 14, 2021 (the “Existing Indenture”). The Additional 2026 Notes will be issued under the Existing Indenture, as amended and supplemented by a fourth supplemental indenture among CoreCivic, the Guarantors and the trustee dated as of the issue date (the Existing Indenture, as so amended and supplemented, the “Indenture”). The Additional 2026 Notes and the Existing 2026 Notes will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. The Additional 2026 Notes will have the same CUSIP and ISIN numbers as, and for U.S. federal income tax purposes will be fungible with, the Existing 2026 Notes immediately upon issuance.
The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a Holder of the Notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.
The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture and the Notes.
Brief Description of the Notes and the Subsidiary Guarantees
The Notes
The Additional 2026 Notes:
•	will be general unsecured obligations of CoreCivic;
•	will be equal in right of payment with each other and with all existing and future unsecured senior Indebtedness of CoreCivic;
•	will be senior in right of payment to any future subordinated Indebtedness of CoreCivic; and
•	will be guaranteed by the Guarantors.
However, the Additional 2026 Notes will be effectively subordinated to all secured Indebtedness, including the Bank Credit Facilities, the Term Loan B, and the Capital Commerce Note. The Bank Credit Facilities are secured by a pledge of the Capital Stock of CoreCivic’s Domestic Subsidiaries and 65% of the Capital Stock of CoreCivic’s “first-tier” foreign subsidiaries and all of the accounts receivable and deposit accounts of CoreCivic and its Domestic Subsidiaries, to the extent of the value of the collateral therefor. The Bank Credit Agreement provides for the release of such collateral if at any time at least two of the following three rating agencies have published at least the following corporate family or corporate rating of CoreCivic (stable or better outlook): (i) Baa3 by Moody’s Investors Service, Inc., (ii) BBB- by S&P Global Ratings, and (iii) BBB- by Fitch, Inc., and no Default or Event of Default has occurred and is continuing, subject to reinstatement of the collateral if the minimum ratings requirement is no longer satisfied. The Term Loan B is secured by a first lien on certain specified real property assets, representing a loan-to-value of no greater than 80%. The Capital Commerce Note is Indebtedness of one of the Guarantors, and is fully secured by the Capital Commerce Center property. See “Description of Certain Other Indebtedness—Credit Facilities”.
The Subsidiary Guarantees
The Additional 2026 Notes will be guaranteed by all of CoreCivic’s existing Domestic Subsidiaries that are guarantors of a Credit Facility of CoreCivic or any other Guarantor, and future subsidiaries that execute guarantees in accordance with the terms of the Indenture as described in “Covenants—Additional Subsidiary Guarantees.”

Each Subsidiary Guarantee of the Additional 2026 Notes:
•	will be a general senior unsecured obligation of such Guarantor;
•	will be equal in right of payment with each other and to all existing and future senior unsecured Indebtedness of that Guarantor;
•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor; and
•
will be effectively subordinate to any obligations of such Guarantor under any existing or future secured indebtedness (including obligations under our Bank Credit Facilities and Term Loan B), to the extent of the value of the collateral securing such obligations.

Not all of CoreCivic’s existing Subsidiaries will guarantee the Additional 2026 Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to CoreCivic. The non-guarantor Subsidiaries generated approximately 2% of CoreCivic’s consolidated revenues during the six months ended June 30, 2021, and owned approximately 8% of CoreCivic’s consolidated assets as of June 30, 2021. The non-guarantor Subsidiaries have $155.9 million in outstanding third-party debt, which consists of the Lansing Correctional Center non-recourse mortgage note with an interest rate of 4.43% maturing in January 2040.
Principal, Maturity and Interest
CoreCivic will issue $100.0 million in aggregate principal amount of Additional 2026 Notes in this offering. CoreCivic may issue additional Notes under the Indenture from time to time after this offering in one or a series of transactions, without the consent of Holders of the Notes. The Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, redemption of Notes, offers to purchase Notes and the percentage of Notes required to consent to waivers of provisions of, and amendments to, the Indenture. The Indenture provides that CoreCivic will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Additional 2026 Notes will mature on April 15, 2026.
Interest on the Notes will accrue at the rate of 8.25% per annum and will be payable on each April 15 and October 15. The first interest payment date on the Additional 2026 Notes will be October 15, 2021, and the first payment will include accrued interest from April 14, 2021, the issue date of the Existing 2026 Notes. We will make each interest payment to the Holders of record on the close of business on the immediately preceding April 1 and October 1, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
If a Holder of Notes has given wire transfer instructions to CoreCivic, CoreCivic will pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless CoreCivic elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.
Paying Agent and Registrar for the Notes
The trustee will initially act as paying agent and registrar for the Notes. CoreCivic may change the paying agent or registrar without prior notice to the Holders of the Notes, and CoreCivic or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. CoreCivic will not be required to transfer or exchange any Note selected for redemption. Also, CoreCivic will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Subsidiary Guarantees
The Additional 2026 Notes will be guaranteed by each of CoreCivic’s current and future Domestic Subsidiaries that are guarantors of a Credit Facility of CoreCivic or any other Guarantor. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under a Subsidiary Guarantee will be limited as necessary to prevent such Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law or a violation of State law prohibiting shareholder distributions by an insolvent subsidiary. See “Risk Factors—Risks Related to our Indebtedness and the Offering—The notes are effectively subordinated to our secured indebtedness and structurally subordinated to any future indebtedness of any non-guarantor subsidiaries.”
The Subsidiary Guarantee of a Guarantor will be released:
(1)
in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of CoreCivic;

(2)
in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of CoreCivic;

(3)	upon Legal Defeasance or Covenant Defeasance of the Notes, as described in “—Legal Defeasance and Covenant Defeasance”; or
(4)	if such Guarantor is released from its guarantee under all of the Credit Facilities of CoreCivic and the Guarantors (including as a result of such Credit Facilities ceasing to be outstanding).
Optional Redemption
At any time before April 15, 2024, the Notes are redeemable at our election, in whole or in part, at a redemption price equal to the greater of:
(1)	100% of the aggregate principal amount of the Notes to be redeemed; and
(2)
as determined by an Independent Investment Banker, the sum of the present values as of such redemption date of (i) the redemption price of the Notes on April 15, 2024 (set forth in the immediately following paragraph) and (ii) the remaining scheduled payments of interest on the Notes to be redeemed through April 15, 2024 (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate for the Notes, plus 50 basis points;

plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the notes to be redeemed.
On or after April 15, 2024, the Notes are redeemable at our election, in whole or in part, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below, plus accrued and unpaid interest thereon to, but not including, the redemption date, if redeemed during the 12-month period beginning on April 15 of each of the years indicated below:
Year	Percentage
2024	104.125%
2025 and thereafter	100.000%
If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the Note is registered at the close of business on such record date.
Unless CoreCivic defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. Notes called for redemption become due on the date fixed for redemption.

Selection and Notice
If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:
(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or
(2)	if the Notes are not listed on any national securities exchange, on a pro rata basis unless otherwise required by law.
No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory Redemption
CoreCivic is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders Upon a Change of Control
Upon the occurrence of a Change of Control, CoreCivic will make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”). Within 10 business days following any Change of Control, CoreCivic will mail a notice to each Holder, with a copy to the trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. CoreCivic will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, CoreCivic will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.
On the Change of Control Payment Date, CoreCivic will, to the extent lawful:
(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2)	deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(3)
deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CoreCivic.

The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

CoreCivic will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that CoreCivic repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
CoreCivic will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by CoreCivic and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CoreCivic and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require CoreCivic to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CoreCivic and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Each of the Bank Credit Agreement and the Term Loan B Credit Agreement contains, and other Indebtedness of CoreCivic may contain, prohibitions on, or an event of default arising from, the occurrence of events that would constitute a Change of Control or require that Indebtedness be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require CoreCivic to repurchase the Notes upon a Change of Control would cause a default under the Bank Credit Agreement and the Term Loan B Credit Agreement and may do so under other Indebtedness even if the Change of Control itself does not.
If a Change of Control Offer occurs, there can be no assurance that CoreCivic will have available funds sufficient to make the Change of Control Payment for all of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event CoreCivic is required to purchase outstanding Notes pursuant to a Change of Control Offer, CoreCivic expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations in respect of its other indebtedness. However, there can be no assurance that CoreCivic would be able to obtain necessary financing. See “Risk Factors—Risks Related to our Indebtedness and the Offering—We are required to repurchase all or a portion of our Senior Notes, the existing 2026 notes and the additional 2026 notes offered hereby, upon a change of control, and our Credit Agreements are subject to acceleration upon a change of control.”
Under clause (5) of the definition of Change of Control, a Change of Control will occur when a majority of CoreCivic’s Board of Directors are not Continuing Directors. In a decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors”, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. CoreCivic is incorporated under the laws of the state of Maryland and, therefore, the Delaware decisions will not be binding on it. Nevertheless, in certain circumstances involving a significant change in the composition of CoreCivic’s Board of Directors, including in connection with a proxy contest where CoreCivic’s Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors, there exists the possibility that Holders of the Notes may not be entitled to require CoreCivic to make a Change of Control Offer.
Financial Calculations for Limited Condition Transactions
The Indenture provides that, in connection with any Limited Condition Transaction (including any financing thereof), at CoreCivic’s election, (a) compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the date a definitive agreement for such Limited Condition Transaction is entered into (the “effective date”) and not as of any later date as would otherwise be required under the Indenture, and (b) any calculation contemplated by the subheading “—Incurrence of Indebtedness and Issuance of Preferred Stock” or any amount based on a percentage of Consolidated EBITDA or any other determination under any basket or ratio under the Indenture, may be made as of such effective date, giving pro forma effect to such Limited Condition Transaction and any related transactions (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent test period ending prior to the effective date. The Indenture also provides that, if CoreCivic makes such an election, any subsequent calculation of any such ratio, basket and/or percentage (unless the definitive agreement for such Limited Condition Transaction expires or is terminated without its consummation) shall be calculated on an equivalent pro forma basis; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, CoreCivic may elect, in its sole discretion, to re-determine all such calculations, baskets or ratios on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable effective date for purposes of such calculations, baskets or ratios or (b) if any ratios or calculations improve or baskets increase, such improved ratios, calculations or baskets may be utilized.
Covenants
Drop Away Covenant:
If on any date following the Original Issue Date (the “Drop Away Date”):
(1)
the notes are rated Baa3 or better by Moody’s, BBB- or better by S&P or BBB- or better by Fitch (or, if any such entity ceases to rate the notes for reasons outside of the control of CoreCivic, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by CoreCivic as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing, then, beginning on the Drop Away Date and continuing at all times thereafter regardless of any subsequent changes in the rating of the notes, the covenants specifically listed under the following captions in this prospectus supplement will no longer be applicable to the notes:
(1)	“—Restricted Payments”; and
(2)	“—Incurrence of Indebtedness and Issuance of Preferred Stock.”
Restricted Payments
CoreCivic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)
declare or pay any dividend or make any other payment or distribution on account of CoreCivic’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CoreCivic or any of its Restricted Subsidiaries) or to the direct or indirect holders of CoreCivic’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of CoreCivic and other than dividends or distributions payable to CoreCivic or a Restricted Subsidiary of CoreCivic);

(2)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CoreCivic) any Equity Interests of CoreCivic or any direct or indirect parent of CoreCivic;

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of CoreCivic or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among CoreCivic and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)
make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)
CoreCivic would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CoreCivic and its Restricted Subsidiaries since the Original Issue Date (excluding Restricted Payments permitted by clauses (2) through (16) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)
50% of the Consolidated Net Income of CoreCivic for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Original Issue Date to the end of CoreCivic’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) plus, if the difference between depreciation expense and maintenance capital expenditures (the “Net Depreciation”) is a positive number, Net Depreciation and, if Net Depreciation is a negative number, minus the absolute value of Net Depreciation; plus

(2)
100% of the aggregate tangible assets and net cash proceeds received by CoreCivic since the Original Issue Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of CoreCivic or from the issue or sale of convertible or exchangeable Disqualified Stock of CoreCivic or convertible or exchangeable debt securities of CoreCivic, in each case that have been converted into or exchanged for Qualifying Equity Interests of CoreCivic (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of CoreCivic); plus

(3)
to the extent that any Restricted Investment that was made after the Original Issue Date is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of CoreCivic, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(4)
to the extent that any Unrestricted Subsidiary of CoreCivic designated as such after the Original Issue Date is redesignated as a Restricted Subsidiary after the Original Issue Date, the lesser of (i) the Fair Market Value of CoreCivic’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Original Issue Date; plus

(5)	$50.0 million; plus
(6)
50% of any dividends received in cash by CoreCivic or a Restricted Subsidiary of CoreCivic that is a Guarantor after the Original Issue Date from an Unrestricted Subsidiary of CoreCivic, to the extent that such dividends were not otherwise included in the Consolidated Net Income of CoreCivic for such period.

As of June 30, 2021, CoreCivic would have been able to make Restricted Payments in the amount of approximately $50.0 million pursuant to clause 4(c) of this paragraph.
The preceding provisions will not prohibit:
(1)
the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)
the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of CoreCivic) of, Equity Interests of CoreCivic (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to CoreCivic; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph;
(3)
the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of CoreCivic to the holders of its Equity Interests on a pro rata basis;

(4)
the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of CoreCivic or any Guarantor, including premium, if any, and accrued and unpaid interest, with the net cash proceeds from a substantially concurrent incurrence of Subordinated Indebtedness incurred under clause (5) of the covenant described above under the caption “—Limitation on Indebtedness and Issuance of Preferred Stock”;

(5)
so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of CoreCivic or any Restricted Subsidiary of CoreCivic held by any current or former officer, director or employee of CoreCivic or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, restricted stock unit awards, or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period; provided further, that CoreCivic may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, all of the unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
(7)
so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of CoreCivic or any preferred stock of any Restricted Subsidiary of CoreCivic issued on or after the Original Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)
payments of cash, dividends, distributions, advances or other Restricted Payments by CoreCivic or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $50.0 million;
(10)
the acquisition or re-acquisition, whether by forfeiture or in connection with satisfying applicable payroll or withholding tax obligations, of Equity Interest of CoreCivic in connection with the administration of their equity compensation programs in the ordinary course of business;

(11)
the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the Change of Control provisions of the Indenture; provided that such repurchase, redemption or other acquisition or retirement occurs after all notes tendered by holders in connection with a related offer to purchase have been repurchased, redeemed or acquired for value in accordance with the applicable provisions of the Indenture;

(12)
the declaration and payment of dividends on Disqualified Stock the issuance of which was permitted under the Indenture; provided that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(13)
payments or distributions to dissenting holders of Capital Stock of CoreCivic pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture;

(14)	the dividend or distribution of the Capital Stock of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);
(15)
cash distributions by CoreCivic to the holders of Equity Interests of CoreCivic in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from CoreCivic; or

(16)
any Restricted Payments (x) in the form of cash distributions with respect to any taxable period in which CoreCivic or any of its Restricted Subsidiaries is treated as a disregarded entity, partnership or S corporation for U.S. federal income tax purposes or is a member of a consolidated, combined, unitary or similar tax group to any equityholders, to enable such equityholders to pay any taxes attributable solely to the income, operations and/or ownership of CoreCivic and/or its Restricted Subsidiaries or its Unrestricted Subsidiaries to the extent of any cash distribution from such Unrestricted Subsidiaries made to CoreCivic or any of its Restricted Subsidiaries, as applicable, or (y) to permit any direct or indirect parent to pay franchise taxes and other similar taxes and expenses, in each case, in connection with the maintenance of its legal existence.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CoreCivic or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of CoreCivic whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.
Incurrence of Indebtedness and Issuance of Preferred Stock
CoreCivic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and CoreCivic will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that CoreCivic may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for CoreCivic’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
(1)
the incurrence by CoreCivic and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of CoreCivic and its Restricted Subsidiaries thereunder) not to exceed (x) $1.0 billion plus (y) 2.5% of Adjusted Total Assets at any one time outstanding;

(2)	the incurrence by CoreCivic and its Restricted Subsidiaries of the Existing Indebtedness;
(3)	the incurrence by CoreCivic and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees issued on the Original Issue Date;
(4)
the incurrence by CoreCivic or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred within 270 days of the related purchase, construction or improvement for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of CoreCivic or any of its Restricted Subsidiaries in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, or replace, defease or discharge any Indebtedness incurred pursuant to this clause (4);

(5)
the incurrence by CoreCivic or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12) or (13) of this paragraph;

(6)	the incurrence by CoreCivic or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CoreCivic and any of its Restricted Subsidiaries; provided, however, that:
(a)
if CoreCivic or any Guarantor is the obligor on such Indebtedness and the payee is not CoreCivic or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of CoreCivic, or the Note Guarantee, in the case of a Guarantor; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CoreCivic or a Restricted Subsidiary of CoreCivic and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CoreCivic or a Restricted Subsidiary of CoreCivic, will be deemed, in each case, to constitute an incurrence of such Indebtedness by CoreCivic or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of CoreCivic’s Restricted Subsidiaries to CoreCivic or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:
(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than CoreCivic or a Restricted Subsidiary of CoreCivic; and
(b)
any sale or other transfer of any such preferred stock to a Person that is not either CoreCivic or a Restricted Subsidiary of CoreCivic, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by CoreCivic or any of its Restricted Subsidiaries of Hedging Obligations;
(9)
the guarantee by CoreCivic or any of the Guarantors of Indebtedness of CoreCivic or a Restricted Subsidiary of CoreCivic to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)
the incurrence by CoreCivic or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11)
the incurrence by CoreCivic or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)
the incurrence by CoreCivic or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed the greater of (i) $100.0 million and (ii) 5% of Adjusted Total Assets;

(13)
Indebtedness of any Person (a) outstanding on the date of any acquisition of such Person, including through the acquisition of a Person that becomes a Subsidiary of CoreCivic or is acquired by, or merged or consolidated with or into, CoreCivic or any Subsidiary of CoreCivic, or that is assumed by CoreCivic or any of its Restricted Subsidiaries in connection with any such acquisition (other than Indebtedness incurred by such Person in connection with, or in contemplation of, such acquisition, merger or consolidation) or (b) incurred by CoreCivic or any of its Subsidiaries to provide all or any portion of the funds utilized to acquire, or to consummate the transaction or series of related transactions in connection with or in contemplation of any acquisition of, any Investments or other securities or assets, including through the acquisition of a Person that becomes a Subsidiary of CoreCivic or is acquired by, or merged or consolidated with or into, CoreCivic or any Subsidiary of CoreCivic, provided, however, that immediately after giving effect to the Incurrence of such Indebtedness pursuant to this clause (13) and, if applicable, the repayment, repurchase, defeasance, redemption, refinancing or other discharge of any other Indebtedness in connection with such acquisition, merger or consolidation and the other pro forma adjustments, if applicable, set forth in the definition of “Fixed Charge Coverage Ratio” on a pro forma basis, either (i) CoreCivic would have been able to incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described in this heading “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Fixed Charge Coverage Ratio would have been greater than or equal to the Fixed Charge Coverage Ratio immediately prior to such transaction;
(14)	Permitted Government Revenue Bond Indebtedness;
(15)
contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred taxes and similar obligations of CoreCivic and the Restricted Subsidiaries incurred in connection with acquisitions;

(16)	Indebtedness in respect of (i) taxes, assessments, governmental charges or levies and (ii) deferred compensation to employees incurred in the ordinary course of business;
(17)
Indebtedness arising from or in connection with accounts payable for deferred purchase price of property or services in the ordinary course of business greater than 90 days past the invoice billing date which are being contested in good faith by appropriate proceedings and for which adequate reserves shall be have been established in conformity with GAAP; and

(18)
Indebtedness supported by a letter of credit procured by CoreCivic or any of the Restricted Subsidiaries in a principal amount not in excess of the stated amount of such letter of credit and where the underlying Indebtedness would otherwise be permitted.

CoreCivic will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of CoreCivic or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of CoreCivic solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, CoreCivic will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Revolving Credit Facility outstanding on the Original Issue Date was initially deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of CoreCivic as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that CoreCivic or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:
(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(a)	the Fair Market Value of such assets at the date of determination; and
(b)	the amount of the Indebtedness of the other Person.
Notwithstanding anything to the contrary herein, in the event an item of Indebtedness is incurred, assumed or issued or any Lien is incurred or assumed in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, such ratio(s) shall be calculated with respect to such incurrence, assumption, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Fixed Charge Coverage Ratio on the same date).
Limitations on Liens
CoreCivic will not, and will not permit, prior to the Drop Away Date, any of its Restricted Subsidiaries, and, from and after the Drop Away Date, any of its Subsidiaries, to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) upon any of their Principal Properties, now owned or hereafter acquired securing Indebtedness, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.
Reports
Whether or not required by the SEC, so long as any Notes are outstanding, CoreCivic will furnish to the Holders of Notes that are outstanding, with a copy to the trustee, within 5 days of the time periods specified in the SEC’s rules and regulations:
(1)
all quarterly and annual financial and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if CoreCivic were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CoreCivic’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if CoreCivic were required to file such reports.
Notwithstanding the foregoing, CoreCivic will be deemed to have furnished any information or reports specified in the immediately preceding paragraph, upon CoreCivic’s filing with the SEC of its required reports within the time periods specified in the SEC’s rules and regulations and such information and or reports are publicly available.
In addition, whether or not required by the SEC, CoreCivic will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to prospective investors upon request. The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, CoreCivic’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website, or participate in any conference calls.
Additional Subsidiary Guarantees
If any Subsidiary of CoreCivic that is not a Guarantor enters into a Guarantee of a Credit Facility of CoreCivic or another Guarantor, that Subsidiary will become a Guarantor of the Notes and will execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within ten business days of the date on which it was joined to such Credit Facility.

Merger, Consolidation or Sale of Assets
CoreCivic shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in an assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of CoreCivic and its Subsidiaries taken as a whole to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:
(1)
either: (a) CoreCivic or any of its Subsidiaries is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CoreCivic or any of its Subsidiaries) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)
the Person formed by or surviving any such consolidation or merger (if other than CoreCivic or any of its Subsidiaries) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of CoreCivic under the Notes and the Indenture; and

(3)	immediately after such transaction no Default or Event of Default exists.
The covenant described under this caption “—Merger, Consolidation or Sale of Assets” will not apply to: (i) a sale, assignment, transfer, conveyance or other disposition of assets between or among CoreCivic and any of its Subsidiaries; (ii) any merger of a Subsidiary of CoreCivic into CoreCivic or another Subsidiary of CoreCivic; (iii) any merger of CoreCivic into a wholly-owned Subsidiary created for the purpose of holding the Equity Interests of CoreCivic; or (iv) a merger between CoreCivic and a newly-created Affiliate incorporated solely for the purpose of reincorporating CoreCivic in another State of the United States.
Events of Default and Remedies
The Indenture provides that any of the following will constitute an Event of Default:
(1)	default for 30 days in the payment when due of interest on the Notes;
(2)	default in payment when due of the principal of, or premium, if any, on the Notes;
(3)
failure by CoreCivic to comply with the provisions described under the captions “—Repurchase at the Option of Holders Upon a Change of Control,” or “—Merger, Consolidation or Sale of Assets” with respect to the Notes;

(4)
failure by CoreCivic or any Guarantor for 60 consecutive days after notice to CoreCivic by the trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(5)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CoreCivic or any Guarantor (or the payment of which is guaranteed by CoreCivic or any Guarantor) whether such Indebtedness or guarantee existed on the Original Issue Date, or is created after the Original Issue Date, if that default:

(a)
is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)
results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6)
failure by CoreCivic or any Guarantor to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)
except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8)
certain events of bankruptcy or insolvency described in the Indenture with respect to CoreCivic or any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to CoreCivic, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
Holders of the Notes may not enforce the Indenture except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding such notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium or interest.
The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice in writing to the trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default with respect to the Notes and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, the principal of, and the premium on the Notes.
CoreCivic is required to deliver to the trustee annually a written statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, CoreCivic is required to deliver to a responsible officer of the trustee a written statement specifying such Default or Event of Default, the status thereof and what action CoreCivic is taking or proposes to take in respect thereof. In the absence of receipt by a responsible officer of the trustee of an Officer’s Certificate regarding any such notice of Default or Event of Default from CoreCivic or written notice from any Holder of such Default or Event of Default, the trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of CoreCivic or any Guarantor, as such, will have any liability for any obligations of CoreCivic or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
CoreCivic may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:
(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on the Notes when such payments are due from the trust referred to below;
(2)
CoreCivic’s obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and CoreCivic’s and the Guarantors’ obligations in connection therewith; and
(4)	the Legal Defeasance provisions of the Indenture.

In addition, CoreCivic may, at its option and at any time, elect to have the obligations of CoreCivic and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, all Events of Default (not including non-payment on the Notes, bankruptcy, receivership, rehabilitation and insolvency events) described above under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)
CoreCivic must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated date for payment or on the applicable redemption date, as the case may be, and CoreCivic must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)
in the case of Legal Defeasance, CoreCivic has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) CoreCivic has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Original Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, CoreCivic has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture and the agreements governing any other indebtedness being defeased, discharged or replaced) to which CoreCivic or any of its Subsidiaries is a party or by which CoreCivic or any of its Subsidiaries is bound;

(6)
CoreCivic must deliver to the trustee an officers’ certificate stating that the deposit was not made by CoreCivic with the intent of preferring the Holders of Notes over the other creditors of CoreCivic or with the intent of defeating, hindering, delaying or defrauding creditors of CoreCivic or others; and

(7)
CoreCivic must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of or tender offer for the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of or tender offer for the Notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):
(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)
reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenant described above under the caption “—Repurchase at the Option of Holders Upon a Change of Control”);

(3)	reduce the rate of or change the time for payment of interest on any Note;
(4)
waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in currency other than that stated in the Notes;
(6)
make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by the covenant described above under the caption “—Repurchase at the Option of Holders Upon a Change of Control”);
(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;
(9)
modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Subsidiary Guarantee in a manner that adversely affects the Holders; provided, however, that any modification of the provisions of the Indenture relating to the ability of CoreCivic or any Subsidiary to create, incur, assume or otherwise suffer to exist or become effective any Lien securing Indebtedness shall not constitute a modification or change that affects the ranking of the Notes or any Subsidiary Guarantee; or

(10)	make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any Holder of Notes, CoreCivic, the Guarantors and the trustee may amend or supplement the Indenture or the Notes:
(1)	to cure any ambiguity, defect or inconsistency;
(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3)	to provide for the assumption of CoreCivic’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of CoreCivic’s assets;
(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes that does not adversely affect the legal rights under the Indenture of any such Holder;
(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(6)
to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of the “Description of Notes” in the Prospectus Supplement dated April 7, 2021, with respect to the Existing 2026 Notes;

(7)	to provide for the issuance of additional Notes; or
(8)	to allow a Subsidiary to execute a supplemental indenture for the purpose of providing a guarantee in accordance with the provisions of the Indenture.

Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights or registration of transfer or exchange of the Notes and the rights, powers, trusts, duties, immunities and indemnities of the trustee and the obligations of CoreCivic and the Guarantors in connection therewith, as expressly provided for in the Indenture), when:
(1)	either:
(a)
all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to CoreCivic, have been delivered to the trustee for cancellation; or

(b)
all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and CoreCivic or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)
no Default or Event of Default with respect to the Notes has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which CoreCivic or any Guarantor is a party or by which CoreCivic or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case, the granting of Liens to secure such borrowings);

(3)	CoreCivic or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and
(4)	CoreCivic has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
In addition, CoreCivic must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all covenants and conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
If the trustee becomes a creditor of CoreCivic or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.
The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions
“Adjusted Total Assets” means the sum of:
(1)
Total Assets of CoreCivic as of the end of the of the most recent fiscal quarter as set forth on the most recent quarterly or annual consolidated balance sheet of CoreCivic prepared in conformity with GAAP; and

(2)
Any increase or decrease in Total Assets following the end of such quarter to the date for which Adjusted Total Assets is being calculated, determined on a pro forma basis, including, without limitation, giving any pro forma increase or decrease in Total Assets resulting from the transaction with respect to which Adjusted Total Assets is being calculated.

“Adjusted Treasury Rate” means, with respect to any redemption date:
(1)
the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.1 5(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2)
if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date or, in the case of a satisfaction and discharge at the time a redemption notice is delivered, two business days prior to the deposit of funds with the trustee in accordance with the terms of the Indenture for such satisfaction and discharge.
“Acquired Debt” means, with respect to any specified Person:
(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Asset Disposition” means the disposition of any or all of the assets (including the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of CoreCivic or any Subsidiary thereof whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include any issuance of Equity Interests of CoreCivic or any direct or indirect parent or CoreCivic.
“Bank Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of April 17, 2018, by and among CoreCivic, the administrative agent, and certain lenders and other parties thereto, as amended by the First Amendment to Second Amended and Restated Credit Agreement dated as of August 4, 2020, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as further amended (and/or amended and restated), modified, renewed, refunded, replaced or refinanced from time to time, in whole or in part, with the same or different lenders (including, without limitation, any amendment, amendment and restatement, modification, renewal, refunding, replacement or refinancing that increases the maximum amount of the loans made or to be made thereunder). See “Description of Certain Other Indebtedness—Credit Facilities.”
“Bank Credit Facilities” means the $200.0 million term loan A and the $800.0 million revolving credit facility provided pursuant to the Bank Credit Agreement.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)	with respect to a partnership, the board of directors of the general partner of the partnership;
(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Capital Commerce Note” mean, the $24.5 million non-recourse mortgage note incurred by a Guarantor on January 19, 2018 in connection with the acquisition of the Capital Commerce Center, which is fully-secured by the Capital Commerce Center property, with an interest rate of 4.5%, maturing in January 2033.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Capital Stock” means:
(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:
(1)	United States dollars;
(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)
certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and
(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
“Change of Control” means the occurrence of any of the following:
(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of CoreCivic and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)
the approval by the holders of the Voting Stock of CoreCivic of a plan relating to the liquidation or dissolution of CoreCivic or if no such approval is required, the adoption of a plan relating to the liquidation or dissolution of CoreCivic by its Board of Directors;

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CoreCivic;

(4)
CoreCivic consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CoreCivic, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CoreCivic or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of CoreCivic outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting 45% or more of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(5)	the first day on which a majority of the members of the Board of Directors of CoreCivic are not Continuing Directors.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the period from the redemption date to April 15, 2024 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (“Remaining Life”).
“Comparable Treasury Price” means, for any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations the average of all such quotations.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, plus (a) the provision for taxes based on income or profits of the Company and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (b) Consolidated Interest Expense for such period, whether paid or accrued and whether or not capitalized, to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (c) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including minority interest expense, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (d) non-cash items (including gains attributable to minority interests) increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, minus (e) extraordinary, unusual or non-recurring gains to the extent such gains were included in computing such Consolidated Net Income, in each case, on a Consolidated basis and determined in accordance with GAAP. For purposes of the Indenture, Consolidated EBITDA shall be adjusted on a pro forma basis, to include, as of the first day of any applicable period, any acquisitions (if accounted for as a merger or consolidation) and any Asset Dispositions (excluding any Asset Disposition for an aggregate consideration of $10.0 million or less) closed during such period, including adjustments reflecting any non-recurring costs and any extraordinary expenses of any acquisitions and any Asset Dispositions closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended or as the Company otherwise determines in good faith to be reasonable.
“Consolidated Interest Expense” means, with respect to CoreCivic and its Restricted Subsidiaries for any period, the interest expense (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedging Agreements) of CoreCivic and its Restricted Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.
“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries, for any period, the aggregate of the Net Income of the Company and its Restricted Subsidiaries for such period, on a Consolidated basis; provided that: (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Restricted Subsidiary, (b) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (c) the cumulative effect of changes in accounting principles will be excluded, (d) the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to the Company or one of its Subsidiaries, and (e) an amount equal to any extraordinary, unusual or non-recurring charges, plus any net loss realized by the Company or any of its Restricted Subsidiaries in connection with an Asset Disposition will be included.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CoreCivic who:
(1)	was a member of such Board of Directors on the Original Issue Date; or
(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.
“Credit Facilities” means, one or more credit or debt facilities (including, without limitation, the Bank Credit Facilities and the Term Loan B), financings, commercial paper facilities, note purchase agreements or other debt instruments, indentures or agreements providing for revolving credit loans, term loans, notes, securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of debt securities or other Obligations, in each case, as amended (and/or amended and restated), restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require CoreCivic to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that CoreCivic may not repurchase or redeem any such Capital Stock pursuant to such provisions.
“Domestic Subsidiary” means (i) prior to the Drop Away Date, any Restricted Subsidiary of CoreCivic, and (ii) from and after the Drop Away Date, any Subsidiary of CoreCivic, in each case that was formed under the laws of the United States or any state of the United States (but not the laws of Puerto Rico) or the District of Columbia.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means a public or private sale either (1) of Equity Interests of CoreCivic by CoreCivic (other than Disqualified Stock and other than to a Subsidiary of CoreCivic) or (2) of Equity Interests of a direct or indirect parent entity of CoreCivic (other than to CoreCivic or a Subsidiary of CoreCivic) to the extent that the net proceeds therefrom are contributed to the common equity capital of CoreCivic.
“Event of Default” means any event that is described under the caption “—Events of Default and Remedies.”
“Existing Indebtedness” means all Indebtedness of CoreCivic and its Subsidiaries (other than Indebtedness under the Revolving Credit Facility) in existence on the Original Issue Date, until such amounts are repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of CoreCivic (unless otherwise provided in the indenture), whose determination will be conclusive if evidenced by a resolution of the Board of Directors.
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio: (i) acquisitions that have been made by CoreCivic or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of CoreCivic or any of its Restricted Subsidiaries following the Calculation Date.
For purposes of making the computations referred to above, the pro forma change in Consolidated EBITDA projected by CoreCivic in good faith as a result of reasonably identifiable and factually supportable cost savings and costs, as the case may be, expected to be realized during the consecutive four-quarter period commencing after an acquisition or similar transaction (the “Savings Period”) will be included in such calculation for any reference period that includes any of the Savings Period; provided that any such pro forma change to such Consolidated EBITDA will be without duplication for cost savings and costs actually realized and already included in such Consolidated EBITDA. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into CoreCivic or any Restricted Subsidiary since the beginning of such period) will have made any Investment, acquisition, disposition, merger or consolidation or discontinued operations that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.
“Fitch” means Fitch, Inc.
“Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Company and its Restricted Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense, whether paid or accrued, excluding amortization of debt issuance costs and original issue discount and other non-cash interest payments, plus, (b) the consolidated interest that was capitalized during such period, plus, (c) any interest expense on Indebtedness of another Person that is a guaranty obligation of the Company or one of its Restricted Subsidiaries or secured by a Lien on assets of the Company or one of its Restricted Subsidiaries, whether or not such guaranty obligation or Lien is called upon, plus, (d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock, other than (1) dividends on Capital Stock payable in Capital Stock of the Company (other than Disqualified Stock) or (2) dividends to the Company or a Restricted Subsidiary of the Company, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local effective cash tax rate of the Company, expressed as a decimal.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession as amended and/or modified from time to time.
“Government Securities” means securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities).
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
“Guarantor” means each of:
(1)	the Guarantors described under “—The Subsidiary Guarantees” above; and
(2)	any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture; and their respective successors and assigns.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and
(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates.
“Holder” means any Person in whose name a Note is registered.
“Indebtedness” means, with respect to any specified Person (excluding accrued expenses and trade payables), any indebtedness of such Person, whether or not contingent:
(1)	in respect of borrowed money;
(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;
(4)	representing Capital Lease Obligations;
(5)	representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired; or
(6)	representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.
The amount of any Indebtedness outstanding as of any date will be:
(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and
(3)	with respect to Hedging Obligations, the amount of Indebtedness required to be recorded as a liability in accordance with GAAP.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by CoreCivic.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If CoreCivic or any Restricted Subsidiary of CoreCivic sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of CoreCivic such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of CoreCivic, CoreCivic will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of CoreCivic’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by CoreCivic or any Restricted Subsidiary of CoreCivic of a Person that holds an Investment in a third Person will be deemed to be an Investment by CoreCivic or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Limited Condition Transaction” means any acquisition or Investment, including by way of merger, amalgamation or consolidation, by CoreCivic or any Restricted Subsidiary whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Income” means, with respect to the Company and its Restricted Subsidiaries for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any Asset Disposition; or (ii) the disposition of any securities by the Company or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of the Company or any of its Restricted Subsidiaries (whether by redemption, repurchase, defeasance, repayment or otherwise), and any related premiums, fees and expenses, (b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, (c) any impairment losses (including those resulting from impairment of goodwill recorded on the Consolidated financial statement of the Company and its Restricted Subsidiaries pursuant to FASB ASC 350 - Intangibles - Goodwill and Other and those resulting from impairment or disposal of long-lived assets recorded on the Consolidated financial statements of the Company or a Restricted Subsidiary pursuant to FASB ASC 360 - Property, Plant, and Equipment), (d) any loss resulting from the change in fair value of a derivative financial instrument pursuant to FASB ASC 815 - Derivatives and Hedging, (e) amortization of debt issuance costs and (f) any Capital Stock-based compensation expense.
“Note Guarantee” means the Guarantee by each Guarantor of CoreCivic’s obligations under the indenture and the notes, executed pursuant to the provisions of the Indenture.
“Notes” means (i) the $450.0 million in aggregate principal amount of CoreCivic’s 8.25% Senior Notes due 2026 issued on the Original Issue Date and issued pursuant to the Indenture, (ii) the $100.0 million in aggregate principal amount of CoreCivic’s 8.25% Senior Notes due 2026 offered hereby and issued pursuant to the Indenture and (iii) any additional notes designated by CoreCivic as the same series as such senior notes and issued under the Indenture.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Original Issue Date” means April 14, 2021.
“Permitted Business” means the business conducted by CoreCivic and its Restricted Subsidiaries on the Original Issue Date, including the privatization of governmental services and the acquisition, development, ownership, operation and leasing of real property intended to be leased primarily to Governmental Authorities of or within the United States, and businesses reasonably related to the foregoing or ancillary or incidental thereto or a reasonable extension thereof.
“Permitted Government Revenue Bond Indebtedness” means revenue bonds issued by a state or local government or an agency, authority or other instrumentality thereof, the proceeds of which are used to finance or refinance the acquisition, construction, equipping or improvement of facilities or property used in a Permitted Business, and any deferred lease obligation of CoreCivic or any of its Restricted Subsidiaries relating thereto; provided that (a) such revenue bonds are non-recourse to CoreCivic and any of its Restricted Subsidiaries (unless and to the extent CoreCivic or a Restricted Subsidiary is the holder of such bonds), and (b) the principal of, interest on or costs relating to such revenue bonds are payable solely from (i) proceeds of such bonds, (ii) all or an incremental portion of sales, use, lodgers’, property and other generally applicable taxes (not including income taxes), whether generated by or levied on such facilities or property or the activities and business conducted thereon or upon property located in a broader area, (iii) reserve funds created with proceeds of such bonds or with revenues described in (ii), (iv) a general or “moral obligation” pledge of a state or local government or agency, authority or other instrumentality thereof, or (v) if CoreCivic or a Restricted Subsidiary is the holder of such bonds, payments made by CoreCivic or a Restricted Subsidiary.
“Permitted Investments” means:
(1)	any Investment in CoreCivic or in a Restricted Subsidiary of CoreCivic;
(2)	any Investment in cash and Cash Equivalents;
(3)	any Investment by CoreCivic or any Restricted Subsidiary of CoreCivic in a Person, if as a result of such Investment:
(a)	such Person becomes a Restricted Subsidiary of CoreCivic; or
(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CoreCivic or a Restricted Subsidiary of CoreCivic;

(4)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of CoreCivic;
(5)
any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of CoreCivic or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(6)	Investments represented by Hedging Obligations;
(7)
loans or advances to employees made in the ordinary course of business of CoreCivic or any Restricted Subsidiary of CoreCivic in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(8)	repurchases of the notes;
(9)
any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of CoreCivic that is not a Restricted Subsidiary of CoreCivic;

(10)
any Investment existing on, or made pursuant to binding commitments existing on, the Original Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Original Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on Original Issue Date or (b) as otherwise permitted under the indenture;

(11)
Investments acquired after the Original Issue Date as a result of the acquisition by CoreCivic or any Restricted Subsidiary of CoreCivic of another Person, including by way of a merger, amalgamation or consolidation with or into CoreCivic or any of its Restricted Subsidiaries, or all or substantially all of the assets of another Person, in each case, in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the Original Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(12)
other Investments in any Person other than an Affiliate of CoreCivic that is not a Subsidiary of CoreCivic having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $200.0 million;

(13)
payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(14)
stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to CoreCivic or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(15)	Investments in existence on the Original Issue Date;
(16)	Guaranty Obligations issued in accordance with the Indenture;
(17)	Investments that are made with Capital Stock of CoreCivic (other than Disqualified Stock of CoreCivic);
(18)
any Investment by CoreCivic or any Restricted Subsidiary of CoreCivic in joint ventures in a Permitted Business, when taken together with all other Investments made pursuant to this paragraph (18), not to exceed $100.0 million outstanding at any one time;

(19)
any Investment in any Person that is not at the time of such Investment, or does not thereby become, a Restricted Subsidiary in an aggregate amount (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) since the Original Issue Date (but, to the extent that any Investment made pursuant to this clause (19) since the Original Issue Date is sold or otherwise liquidated for cash, minus the lesser of (i) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (ii) the initial amount of such Investment) not to exceed 10% of Adjusted Total Assets; provided that such Person is engaged primarily in a Permitted Business;
(20)
any Investment by CoreCivic or any Restricted Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if (i) the Person or business to be acquired shall be engaged primarily in a Permitted Business and (ii) if such transaction is a merger or consolidation, CoreCivic or a Restricted Subsidiary shall be the surviving Person and no Change of Control shall have been effected thereby;

(21)
Entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this clause (21)); and

(22)
Additional Investments in an amount equal to (i) the Fair Market Value of the Company’s Investments in any Unrestricted Subsidiary that is an Unrestricted Subsidiary as of the Original Issue Date, following such Unrestricted Subsidiary’s designation as a Restricted Subsidiary and (i) the Fair Market Value of the proceeds from the sale of any Unrestricted Subsidiary that is an Unrestricted Subsidiary as of the Original Issue Date.

“Permitted Liens” means:
(1)
Liens on real or personal property of CoreCivic and any Guarantor securing Indebtedness and other Obligations under Credit Facilities in an aggregate amount not to exceed (x) $1,000,000,000 plus (y) 2.5% of Adjusted Total Assets at any one time outstanding;

(2)	Liens in favor of CoreCivic or the Guarantors;
(3)
Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CoreCivic or any Subsidiary of CoreCivic or becomes a direct or indirect subsidiary of CoreCivic; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with CoreCivic or the Subsidiary;

(4)
Liens on property existing at the time of acquisition of the property by CoreCivic or any Subsidiary of CoreCivic, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(6)
Liens to secure Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred within 270 days of the related purchase, construction or improvement for the purpose of financing all or any part of the cost of purchase, construction or improvement of property, plant or equipment used in the business of CoreCivic or such Subsidiary, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (6);

(7)	Liens existing on the Original Issue Date;
(8)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Attachment or judgment Liens not giving rise to a Default or an Event of Default;
(10)	Liens with respect to Obligations that do not exceed 7.5% of Adjusted Total Assets at any one time outstanding;
(11)	pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which CoreCivic or any Subsidiary is a party, or deposits to secure public or statutory obligations of CoreCivic or any Subsidiary or deposits or cash or Government Securities to secure surety or appeal bonds to which CoreCivic or any Subsidiary is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;
(12)
Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(13)
encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of CoreCivic or a Subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of CoreCivic or such Subsidiary;

(14)	Liens securing Hedging Obligations;
(15)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of CoreCivic or any of its Subsidiaries;
(16)	normal customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
(17)
mortgages or other Liens securing Indebtedness or other Obligations issued by or owed to the United States, any State thereof or any municipality, or any department, agency or instrumentality or political subdivision of any of the foregoing, or by any other country or any political subdivision thereof for the purpose of financing all or any part of the purchase price of, or, in the case of real property, the cost of construction of, relocation of, maintenance of, or improvement of, any property or assets subject to such mortgage or other lien or within the jurisdiction of such entity, or otherwise in connection with any geographic incentivization arrangements, including tax reduction or other economic subsidization arrangements pertaining to local employment; and

(18)	from and after the Drop Away Date, any Lien incurred by a Subsidiary that was an Unrestricted Subsidiary prior to the Drop Away Date.
“Permitted Non-Recourse Guarantees” means customary indemnities or limited contingent guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by CoreCivic or any of the Restricted Subsidiaries to finance the acquisition of real property that are directly or indirectly secured by only such real property (and any accessions, improvements and fixtures thereto) or by a pledge of the Capital Stock, and options, warrants or other rights to acquire such shares of Capital Stock, of a joint venture (so long as such joint venture is not a Restricted Subsidiary) or Unrestricted Subsidiary that owns such real property and is the borrower in such financing, and that may be full recourse or non-recourse to such joint venture or Unrestricted Subsidiary, but is non-recourse to CoreCivic or any Restricted Subsidiary except for such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions).
“Permitted Refinancing Indebtedness” means any Indebtedness of CoreCivic or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease, satisfy or discharge other Indebtedness of CoreCivic or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date no earlier than the earlier of (a) the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) 91 days after the final maturity date of the notes;

(3)
such Permitted Refinancing Indebtedness has a weighted average life to maturity at the time such Permitted Refinancing Indebtedness is incurred that is no shorter than the weighted average life to maturity of the portion of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(4)
if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(5)
such Indebtedness, other than intercompany Indebtedness, is incurred either by CoreCivic or by the Restricted Subsidiary of CoreCivic that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased, satisfied or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased, satisfied or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Principal Property” means (i) any Real Estate Assets with a net book value in excess of 1.0% of CoreCivic’s Adjusted Total Assets or (ii) any Capital Stock of a Subsidiary that owns Real Estate Assets described in clause (i) of this definition.
“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock.
“Real Estate Assets” of a Person means, as of any date, the real estate assets of such Person and its Subsidiaries on such date, on a consolidated basis determined in accordance with GAAP.
“Reference Treasury Dealer” means any of the primary U.S. Government securities dealers in New York City.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date (or, in the case of a satisfaction and discharge at the time a redemption notice is delivered, two business days prior to the deposit of funds with the trustee in accordance with the terms of the Indenture for such satisfaction and discharge), the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“Revolving Credit Facility” means the $800.0 million revolving credit facility provided pursuant to the Bank Credit Agreement.
“S&P” means Standard & Poor’s Ratings Group.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the Original Issue Date.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the first date it was incurred in compliance with the terms of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” of CoreCivic means any Indebtedness of CoreCivic that is expressly subordinated to and junior in right of payment to the notes. “Subordinated Indebtedness” of a Guarantor means any Indebtedness of such Guarantor that is expressly subordinated to and junior in right of payment to the Note Guarantee of such Guarantor.
“Subsidiary” means, with respect to any specified Person:
(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of the Indenture, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.
“Term Loan B” means the $250.0 million senior secured term loan B made pursuant to the Term Loan B Credit Agreement.
“Term Loan B Credit Agreement” means the Term Loan Credit Agreement dated as of December 18, 2019, by and among CoreCivic, the administrative agent, and certain lenders and other parties thereto, as amended by the First Amendment to Term Loan Credit Agreement dated as of August 4, 2020, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as further amended (and/or amended and restated), modified, renewed, refunded, replaced or refinanced from time to time, in whole or in part, with the same or different lenders (including, without limitation, any amendment, amendment and restatement, modification, renewal, refunding, replacement or refinancing that increases the maximum amount of the loans made or to be made thereunder). See “Description of Certain Other Indebtedness — Credit Facilities.”
“Total Assets” means, as of any date, the sum of (a) Undepreciated Real Estate Assets plus (b) the book value of all assets (excluding Real Estate Assets and intangibles).
“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to CoreCivic or its subsidiaries plus capital improvements) of Real Estate Assets of CoreCivic and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP.
“Unrestricted Cash and Cash Equivalents” means, when referring to cash or Cash Equivalents of CoreCivic and its Subsidiaries, that such cash or Cash Equivalents (a) do not appear or would not be required to appear as “restricted” on the financial statements of CoreCivic and its Subsidiaries and (b) are not subject to any Liens other than as permitted under the covenant described here under the caption “—Limitation on Liens.”
“Unrestricted Subsidiary” means each of (1) SSA Baltimore Holdings LLC, Government Real Estate Solutions, LLC, CoreCivic of Kansas Holdings LLC and Government Real Estate Solutions of Alabama Holdings LLC, (2) any Subsidiary of an Unrestricted Subsidiary and (3) any Subsidiary of CoreCivic that is designated by the board of directors of CoreCivic as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:
(a)	has no Indebtedness that is recourse (directly or indirectly) to CoreCivic or any of its Restricted Subsidiaries;
(b)
is not party to any agreement, contract, arrangement or understanding with CoreCivic or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CoreCivic or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of CoreCivic;

(c)
is a Person with respect to which neither CoreCivic nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Capital Stock or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CoreCivic or any of its Restricted Subsidiaries.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

BOOK-ENTRY, DELIVERY AND FORM

General
The notes will be represented by one or more global notes in registered form without interest coupons attached (the “Global Notes”). The Global Notes will be deposited with a custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of interests in the Global Notes (the “Book-Entry Interests”) will be limited to persons that have accounts with DTC, or persons that hold interests through such participants.
Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC and its participants. The laws of some jurisdictions, including certain states of the U.S., may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests are not considered the owners or “holders” of the notes for any purpose.
So long as the notes are held in global form, DTC (or its nominee) will be considered the sole holder of Global Notes for all purposes under the indenture. In addition, participants in DTC must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the indenture.
Redemption of the Global Notes
In the event any Global Note (or any portion thereof) is redeemed, DTC (or its nominee) will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note (or any portion thereof). CoreCivic understands that, under existing practices of DTC, if fewer than all of the notes are to be redeemed at any time, DTC will credit its participants’ accounts with respect to such notes on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as it deems fair and appropriate; provided, however, that no Book-Entry Interest of $2,000 principal amount or less may be redeemed in part.
Payments on Global Notes
CoreCivic will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, and interest and all other amounts payable) to DTC or its nominee (which may be the corporate trust office of the trustee), which will distribute such payments to the applicable participants in accordance with its procedures. CoreCivic will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. CoreCivic expects that standing customer instructions and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.
Under the terms of the indenture, CoreCivic and the trustee will treat the registered holders of the Global Notes (e.g., DTC (or its nominee)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, none of CoreCivic, the trustee or any of their respective agents has or will have any responsibility or liability for:
•
any aspect of the records of DTC or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC, or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

•	DTC or any participant or indirect participant.
Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants.

Currency of Payment for the Global Notes
Except as may otherwise be agreed between DTC and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of Global Notes will be paid to the applicable holders of interests in such notes, through DTC in U.S. dollars.
Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of the applicable clearing system) applicable thereto. None of CoreCivic, the trustee or any of their respective agents will be liable to any holder of a Global Note or any other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection with any such payment.
Action by Owners of Book-Entry Interests
DTC has advised CoreCivic that it will take any action permitted to be taken by a holder of the notes (including the presentation of the notes for exchange as described below) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for definitive registered notes in certificated form (the “Definitive Registered Notes”), and to distribute Definitive Registered Notes to its participants.
Transfers
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.
Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in any other Global Note will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in such other Global Note, and accordingly will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains a Book-Entry Interest.
Definitive Registered Notes
Under the terms of the indenture, owners of the Book-Entry Interests will receive Definitive Registered Notes:
•
if DTC notifies CoreCivic that it is unwilling or unable to continue as depositary for the Global Note, or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a qualified successor depositary is not appointed by CoreCivic within 120 days; or

•	if an event of default under the indenture occurred or is continuing and the owner of a Book-Entry Interest requests such exchange in writing delivered through DTC.
In the case of the issuance of Definitive Registered Notes, the holder of a Definitive Registered Note may transfer such note by surrendering it to the registrar. In the event of a partial transfer or a partial redemption of a holding of Definitive Registered Notes represented by one Definitive Registered Note, a Definitive Registered Note shall be issued to the transferee in respect of the part transferred, and a new Definitive Registered Note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided that no Definitive Registered Note in a denomination less than $2,000 shall be issued. CoreCivic will bear the cost of preparing, printing, packaging and delivering the Definitive Registered Notes.
CoreCivic shall not be required to register the transfer or exchange of Definitive Registered Notes for a period of 15 calendar days preceding (a) the record date for any payment of interest on the notes, (b) any date fixed for redemption of the notes or (c) the date fixed for selection of the notes to be redeemed in part. Also, CoreCivic is not required to register the transfer or exchange of any notes selected for redemption. In the event of the transfer of any Definitive Registered Note, the transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the indenture. CoreCivic may require a holder to pay any taxes and fees required by law or permitted by the indenture.

If Definitive Registered Notes are issued and a holder thereof claims that such Definitive Registered Notes have been lost, destroyed or wrongfully taken or if such Definitive Registered Notes are mutilated and are surrendered to the registrar for the notes or at the office of a transfer agent for the notes, CoreCivic shall issue and the trustee for the notes shall authenticate a replacement Definitive Registered Note if the trustee’s and CoreCivic’s requirements are met. The trustee or CoreCivic may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both the trustee and CoreCivic to protect CoreCivic, the trustee or the paying agent for the notes appointed pursuant to the indenture from any loss which any of them may suffer if a Definitive Registered Note is replaced. CoreCivic may charge such holder for its expenses in replacing a Definitive Registered Note.
In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by CoreCivic pursuant to the provisions of the indenture, CoreCivic in its discretion may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.
Definitive Registered Notes may be transferred and exchanged for Book-Entry Interests in a Global Note for the notes only in accordance with the indenture.
Information Concerning DTC
The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.
CoreCivic understands as follows with respect to DTC:
DTC is:
•	a limited purpose trust company organized under the New York Banking Law;
•	a “banking organization” under New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. and a number of its direct participants. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, also have access to the DTC system and are known as indirect participants.
Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

Global Clearance and Settlement Under the Book-Entry System
The notes are expected to trade in DTC’s Same-Day Funds Settlement System and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. CoreCivic expects that secondary trading in any certificated notes will also be settled in immediately available funds. Subject to compliance with the transfer restrictions applicable to the Global Notes, cross-market transfers of Book-Entry Interests in the notes between the participants in DTC will be done through DTC in accordance with DTC’s rules.
Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of CoreCivic, the trustee, the registrar, any transfer agent or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.
Holding through Euroclear and Clearstream
Investors may hold interests in a Global Note through Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.
Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We and the trustee have no control over those systems or their participants, and we and the trustee take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, U.S. investors who hold interests in the notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, if investors wish to exercise rights that expire on a particular day, they may need to act before the expiration date. In addition, if investors hold their interests through both DTC and Euroclear or Clearstream, they may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Euroclear and Clearstream, they are under no obligation or responsibility to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.
Secondary Market Trading
The Book-Entry Interests will trade through participants of DTC and will settle in same day funds. Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the additional 2026 notes. For purposes of this discussion, references to the notes include only the additional 2026 notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued under the Code (the “Treasury Regulations”), judicial authority, and administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning, or disposing of the notes could differ from those described below. This summary deals only with purchasers who pay cash to acquire additional 2026 notes in this offering for a price equal to the public offering price indicated on the cover of this prospectus supplement and who hold the additional 2026 notes as “capital assets” within the meaning of Section 1221 of the Code (generally property that is held as an investment).
This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to holders subject to special tax rules such as banks or other financial institutions, insurance companies, entities that are treated as partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes or investors in such entities, regulated investment companies, REITs, tax-exempt organizations, dealers or traders in securities or currencies, U.S. expatriates, persons holding the notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, and U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, any non-U.S. tax laws, or any tax laws other than income tax laws. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein, and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.
As used herein, the term “U.S. holder” means a beneficial owner of the notes that is, or is treated for U.S. federal income tax purposes as,
•	an individual that is a citizen or resident of the United States,
•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or
•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the notes, other than any entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.
If a partnership, including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of the notes that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of purchasing, holding, and disposing of the notes.
Investors should consult their tax advisors concerning the tax consequences of the purchase, ownership, and disposition of the notes, including any U.S. federal tax consequences and the tax consequences under the laws of any foreign, state, local, or other taxing jurisdictions and the possible effects on investors of changes in U.S. federal or other tax laws.

Qualified Reopening
For U.S. federal income tax purposes, we intend to treat the additional 2026 notes as issued in a “qualified reopening” of the existing 2026 notes. Provided such treatment is respected, for U.S. federal income tax purposes, the additional 2026 notes will be considered to have the same issue date and issue price as the existing 2026 notes. Depending on the purchase price paid by an investor, however, the additional 2026 notes may have bond premium. The remainder of this discussion assumes that the additional 2026 notes are treated as having been issued in a “qualified reopening” of the existing 2026 notes.
U.S. Holders
The following discussion applies to U.S. holders.
Interest
Subject to the discussion regarding amortizable bond premium below with respect to the additional 2026 notes, interest paid on a note (excluding amounts treated as pre-acquisition accrued interest on the additional 2026 notes) will generally be includable by a U.S. holder as interest income at the time it accrues or is received in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes and such income will be ordinary income.
Pre-acquisition accrued interest on the additional 2026 notes
A portion of the price paid for the additional 2026 notes will be allocable to unpaid stated interest that accrued prior to the date the additional 2026 notes are purchased (the “pre-acquisition accrued interest”). We intend to take the position that the portion of the interest received on the first interest payment date equal to the pre-acquisition accrued interest should be treated as a return of the pre-acquisition accrued interest and not as a payment of interest on the additional 2026 notes. Amounts treated as a return of pre-acquisition accrued interest should not be taxable when received and should be excluded from the U.S. holder’s adjusted tax basis in the additional 2026 notes.
Amortizable bond premium on the additional 2026 notes
Generally, if a U.S. holder purchases an additional 2026 note for an amount (excluding any portion thereof allocable to pre-acquisition accrued interest) that exceeds the amount payable at maturity of the additional 2026 note (other than payments of stated interest), such U.S. holder may elect to amortize such excess (referred to as “amortizable bond premium”) under the constant yield method based on the additional 2026 note’s yield to maturity. Amortizable bond premium generally will be treated as a reduction of interest on the additional 2026 note. However, because the notes may be redeemed prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of amortizable bond premium with respect to the additional 2026 note. A U.S. holder that elects to amortize bond premium must reduce its tax basis in the additional 2026 note by the amount of the amortized bond premium used to offset stated interest income. Any election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. holder during the first taxable year to which the election applies or thereafter acquired by the U.S. holder. The election may not be revoked without the consent of the IRS. U.S. holders are urged to consult their own tax advisors as to the applicability of the amortizable bond premium rules to their purchase of the additional 2026 notes, including the effect of the early call option rules noted above.
Sale, Exchange, Retirement, Redemption, or Other Taxable Disposition of the Notes
Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, a U.S. holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid stated interest that is not pre-issuance accrued interest, which will be taxed as ordinary income for U.S. federal income tax purposes to the extent not previously included in income) and (ii) the U.S. holder’s adjusted tax basis in the note. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. A U.S. holder’s adjusted tax basis in a note generally will equal the amount paid for the note (other than with respect to any pre-acquisition accrued interest on an additional 2026 note) and decreased (but not below zero) by any payment previously included in income with respect to the note other than interest payments and further decreased by the amount of amortized bond premium on an additional 2026 note. A U.S. holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held such note for longer than one year at the time of disposition. The deductibility of capital losses is subject to limitations. Under current law, long-term capital gain recognized by a non-corporate U.S. holder is generally taxed at preferential rates.
Medicare Tax
A U.S. holder that is an individual, estate, or a trust that does not fall into a special category of trusts that is exempt from such tax will be subject to an additional 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate, or trust should consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.
Backup Withholding and Information Reporting
In general, a U.S. holder will be subject to backup withholding at the applicable tax rate (currently 24%) with respect to cash payments in respect of interest or the gross proceeds from dispositions of notes, unless the holder (i) is an entity that is exempt from backup withholding (generally including corporations, tax-exempt organizations, and certain qualified nominees) and, when required, provides appropriate documentation to that effect or (ii) timely provides the applicable withholding agent with a social security number or other taxpayer identification number (“TIN”), certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt from these rules will generally be subject to information reporting requirements. A U.S. holder who does not provide the applicable withholding agent with the correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. The applicable withholding agent will generally report to the holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the notes as required by the Code and applicable Treasury Regulations.
Non-U.S. Holders
The following discussion applies to non-U.S. holders.
Interest
Subject to the discussions in “—Backup Withholding and Information Reporting” and “—FATCA” below, under the “portfolio interest exemption,” interest paid on the notes (including for this purpose any pre-acquisition accrued interest with respect to additional 2026 notes) to a non-U.S. holder will not be subject to U.S. federal income tax or withholding, provided that:
•	the interest paid on the note is not income that is effectively connected with a United States trade or business carried on by the non-U.S. holder (“ECI”);
•	the non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•
the non-U.S. holder does not actually or constructively (pursuant to the rules of Section 871(h)(3)(C) of the Code) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote; and

•	certain certification requirements are met (generally by providing a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form)).

If these conditions are not met, interest on the notes paid to a non-U.S. holder will generally be subject to U.S. federal withholding tax at a 30% rate unless (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form), or (b) the interest is ECI subject to U.S. federal income tax on a net income basis (as described below) and the non-U.S. holder complies with applicable certification requirements by providing a properly completed and duly executed IRS Form W-8ECI (or a suitable substitute or successor form).
If the interest on the notes is ECI, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax (and withholding tax, if applicable) in the manner specified by the treaty and will generally be subject to U.S. federal income tax on a net basis only if such income is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States. If the interest on the notes is subject to U.S. federal income tax on a net income basis, the 30% withholding tax described above will not apply, provided the appropriate documentation is provided to the applicable withholding agent. In addition, interest received by a corporate non-U.S. holder that is ECI may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate.
The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Taxable Disposition of Notes
Subject to the discussions in “—Backup Withholding and Information Reporting” and “—FATCA” below, a non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax on gain (other than any amount allocable to accrued and unpaid interest that is not pre-issuance accrued interest, which would be treated as interest and generally subject to the rules discussed above in “—Interest”) realized on a sale, exchange, retirement, redemption, or other taxable disposition of the notes unless:
•
the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

•
in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If the gain falls under the first of these exceptions, the holder generally will be taxed on the net gain derived from the disposition under the graduated U.S. federal income tax rates that are applicable to U.S. persons. If the non-U.S. holder is a foreign corporation, it may also be subject to the branch profits tax described above under “—Interest.”
If an individual non-U.S. holder falls under the second of these exceptions, the holder generally will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the amount by which the gain derived from the disposition exceeds such holder’s capital losses allocable to sources within the United States for the taxable year of the disposition, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Generally, the applicable withholding agent must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding (if any) may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is organized under the provisions of an applicable income tax treaty. A non-U.S. holder will generally not be subject to backup withholding with respect to payments of principal or interest on the notes if the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the non-U.S. holder provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a holder of the notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for U.S. tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such holder’s status as a non-U.S. person and that broker does not have actual knowledge or reason to know that the holder is a United States person, or such holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.
FATCA
Under Sections 1471 through 1474 of the Code, Treasury Regulations promulgated thereunder and applicable administrative guidance (collectively, “FATCA”), a 30% U.S. federal withholding tax will generally apply to payments of interest on the notes made to (i) a foreign financial institution (whether such foreign financial institution is a beneficial owner or an intermediary), unless such institution undertakes either under an agreement with the U.S. Department of Treasury or an intergovernmental agreement between the jurisdiction in which it is a resident and the U.S. Department of Treasury to generally identify accounts held by certain U.S. persons and foreign entities with substantial U.S. owners, annually report certain information about such accounts and withhold 30% on payments made to non-compliant foreign financial institutions and certain other account holders or such institution qualifies for an exemption from these rules or (ii) a non-financial foreign entity (whether such non-financial foreign entity is a beneficial owner or an intermediary), unless such entity provides the applicable withholding agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity and meets certain other specified requirements or such entity qualifies for an exemption from these rules.
While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of the notes (including retirement or redemption) on or after January 1, 2019, proposed Treasury Regulations have been issued that, if finalized, will eliminate FATCA withholding on payments of gross proceeds entirely. Although these Treasury Regulations are not final, the preamble to these Treasury Regulations indicates that taxpayers may rely on them pending their finalization.
Prospective investors are urged to consult their own tax advisors regarding the application of FATCA to the notes.
The U.S. federal income tax discussion set forth above as to both U.S. holders and non-U.S. holders is included for general information purposes only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership, and disposition of the additional 2026 notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of the notes by (i) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to ERISA, (ii) a “plan” (including an individual retirement account) which is subject to Section 4975 of the Code, (iii) an entity deemed under Section 3(42) of ERISA to hold “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity or (iv) a governmental plan, church plan or non-U.S. plan subject to applicable law that is similar in purpose or effect to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (the “Similar Laws”) (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in the notes with any portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that authorizes or engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer or the initial purchasers or their affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to provide exemptive relief for direct and indirect prohibited transactions resulting from the acquisition and/or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96¬23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person with respect to the ERISA Plan (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction.
Governmental plans, church plans and non-U.S. plans that are subject to Similar Laws may purchase or hold a note only in compliance with such Similar Laws, including any applicable statutory or administrative prohibited transaction exemption available under such Similar Laws.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.
Representation
Accordingly, by acceptance of a note, or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) it is not a Plan, and no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring and holding the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.
Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The purchase and holding of notes by any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or by any particular plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING
Imperial Capital, LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of additional 2026 notes set forth opposite its name below.
Underwriter	Principal Amount of Additional 2026 Notes
Imperial Capital, LLC
StoneX Financial Inc.
Wedbush Securities Inc.
Total	$100,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the additional 2026 notes sold under the underwriting agreement if any of these additional 2026 notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the additional 2026 notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the additional 2026 notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representative has advised us that the underwriters propose initially to offer the additional 2026 notes to the public at the public offering price set forth on the cover page of this prospectus supplement (which includes $   of accrued interest). After the initial offering, the public offering price or any other term of the offering may be changed. The underwriters may offer and sell the additional 2026 notes through certain of their affiliates.
The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering:
Underwriters	Paid by Company
Per Additional 2026 Note	%
Total	$
The expenses of the offering, not including the underwriting discount, are estimated at $1.3 million and are payable by us.
Market for the Notes
The additional 2026 notes will be part of an existing series of securities. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
No Sales of Similar Securities
We have agreed that we will not, for a period of 90 days after the date of this prospectus supplement, without first obtaining the prior written consent of Imperial Capital, LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the additional 2026 notes sold to the underwriters pursuant to the underwriting agreement.
Short Positions
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Conflicts of Interest
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of certain of the underwriters may also serve as agents and lenders under the term loan.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the additional 2026 notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

PRIIPs Regulation / Prospectus Regulation / Prohibition of Sales to EEA Retail Investors
The additional 2026 notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”).
For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended or superseded, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) and the expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the additional 2026 notes to be offered so as to enable an investor to decide to purchase or subscribe for the additional 2026 notes.
Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the additional 2026 notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the additional 2026 notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
UK PRIIPs Regulation / UK Prospectus Regulation / Prohibition of Sales to UK Retail Investors
The additional 2026 notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and the expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the additional 2026 notes to be offered so as to enable an investor to decide to purchase or subscribe for the additional 2026 notes.
Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the additional 2026 notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the additional 2026 notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
Each underwriter has represented and agreed that:
•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the additional 2026 notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the additional 2026 notes in, from or otherwise involving the United Kingdom.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Hong Kong
The additional 2026 notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the additional 2026 notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to additional 2026 notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in France
None of the prospectus supplement, the accompanying prospectus nor any other offering material relating to the additional 2026 notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another Member State of the EEA and notified to the Autorité des Marchés Financiers. The additional 2026 notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. None of this prospectus supplement, the accompanying prospectus nor any other offering material relating to the additional 2026 notes has been or will be:
•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the additional 2026 notes to the public in France.
Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or
•
in a transaction that, in accordance with article L.411-2-II-1º-or-2º-or 3º of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The additional 2026 notes may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

LEGAL MATTERS
Certain legal matters relating to the validity of the additional 2026 notes and guarantees thereof and in connection with Delaware and Tennessee law will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with Maryland law will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. Certain legal matters in connection with California, Colorado and Nevada law will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP. Certain legal matters in connection with Oklahoma law will be passed upon for us by McAfee & Taft, A Professional Corporation, Oklahoma City, Oklahoma. Certain legal matters in connection with Texas law will be passed upon for us by Lietchy, McGinnis, Berryman & Bowen, LLP, Dallas, Texas. Certain legal matters relating to the additional 2026 notes will be passed upon for the underwriters by Latham & Watkins LLP, Costa Mesa, California. Latham & Watkins LLP represents us on matters unrelated to this offering.
EXPERTS
The consolidated financial statements of CoreCivic and Subsidiaries appearing in CoreCivic’s Annual Report on Form 10-K for the year ended December 31, 2020, including the schedule appearing therein and the effectiveness of CoreCivic and Subsidiaries’ internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

CORECIVIC, INC.
Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities
Warrants
Units
We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.
Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.
Our common stock is listed on the New York Stock Exchange under the symbol “CXW.” On April 5, 2021, the last reported sale price of our common stock on the New York Stock Exchange was $8.97 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 6, 2021.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making, nor will we make, an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
When we refer to “CoreCivic,” “we,” “our,” “us” and the “Company” in this prospectus, we mean CoreCivic, Inc. and its consolidated subsidiaries unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
You can also access our SEC filings through the Investor Relations page of our website at www.corecivic.com. Information on our website does not constitute part of this prospectus or any prospectus supplement and is not incorporated by reference into this prospectus or any prospectus supplement.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC. This means that we can disclose important business and financial information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after this prospectus will automatically update and supersede the corresponding information contained in this prospectus or in documents filed earlier with the SEC.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•
our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 22, 2021 (including the portions of the Company’s proxy statement on Schedule 14A for the Company’s 2021 Annual Meeting of Stockholders filed with the SEC on March 30, 2021 that are incorporated by reference therein);

•	our Current Report on Form 8-K filed with the SEC on April 6, 2021; and
•	the description of our common stock set forth in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on April 6, 2021.
We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after this prospectus and prior to the completion or termination of any offering pursuant to this prospectus. Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.
Each document referred to above is available over the Internet on the SEC’s website at www.sec.gov and on our website at www.corecivic.com. We will also furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to:
CoreCivic, Inc.
5501 Virginia Way, Brentwood, Tennessee 37027
Attention: Investor Relations
(615) 263-3000

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain, and any related prospectus supplements, other offering materials and documents deemed to be incorporated by reference herein or therein may contain, statements as to our beliefs and expectations of the outcome of future events that are forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of current or historical fact contained herein, including statements regarding our future financial position, business strategy, budgets, projected costs and plans, and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “projects,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with:
•
changes in government policy (including the United States Department of Justice (“DOJ”) not renewing or entering into contracts as a result of President Biden’s January 2021 Executive Order on Reforming Our Incarceration System to Eliminate the Use of Privately Operated Criminal Detention Facilities (two agencies of the DOJ, the Federal Bureau of Prisons, and the United States Marshals Service, utilize our services)), legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including, but not limited to, the continued utilization of our correctional and detention facilities by the federal government, and the impact of any changes to immigration reform and sentencing laws;

•
our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity and effects of inmate disturbances;

•
changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds;

•	general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy;
•
fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, contract renegotiations or terminations, increases in costs of operations, fluctuations in interest rates and risks of operations;

•
the duration of the federal government’s denial of entry at the United States southern border to asylum-seekers and anyone crossing the southern border without proper documentation or authority in an effort to contain the spread of the novel coronavirus (“COVID-19”);

•	government and staff responses to staff or residents testing positive for COVID-19 within public and private correctional, detention and reentry facilities, including the facilities we operate;
•
the location and duration of shelter in place orders and other restrictions associated with COVID-19 that disrupt the criminal justice system, along with government policies on prosecutions and newly ordered legal restrictions that affect the number of people placed in correctional, detention, and reentry facilities;

•
whether revoking our real estate investment trust (“REIT”) election, effective January 1, 2021, and our revised capital allocation strategy can be implemented in a cost effective manner that provides the expected benefits;

•
our ability to successfully identify and consummate future development and acquisition opportunities and our ability to successfully integrate the operations of our completed acquisitions and realize projected returns resulting therefrom;

•	increases in costs to develop or expand real estate properties that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as the effects of, and delays caused by, COVID-19, weather, the availability of labor and materials, labor conditions, delays in obtaining legal approvals, unforeseen engineering, archeological or environmental problems, and cost inflation, resulting in increased construction costs;
•	our ability, following our revocation of our REIT election, to identify and initiate service opportunities that were unavailable under the REIT structure;
•	our ability to have met and maintained qualification for taxation as a REIT for the years we elected REIT status; and
•	the availability of debt and equity financing on terms that are favorable to us, or at all.
Any or all of our forward-looking statements contained or incorporated by reference in this prospectus or any related prospectus supplements may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Our statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties, and assumptions described in the section entitled “Risk Factors” beginning on page 6 of this prospectus and any related prospectus supplements, in our Annual Report on Form 10-K for the year ended December 31, 2020, and in any other reports we file with the SEC from time to time.
Readers are cautioned not to place undue reliance on these forward-looking statements contained or incorporated by reference in this prospectus, which speak only as of the date of this prospectus or the date of the incorporated document, as the case may be. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE COMPANY
We are a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We are the nation’s largest owner of partnership correctional, detention, and residential reentry facilities and one of the largest prison operators in the United States. We also believe, based on square footage, that we are the largest private owner of real estate used by government agencies in the U.S. Through three segments, CoreCivic Safety, CoreCivic Community, and CoreCivic Properties, we provide a broad range of solutions to government partners that serve the public good through corrections and detention management, a network of residential reentry centers to help address America's recidivism crisis, and government real estate solutions. We have been a flexible and dependable partner for government for more than 35 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good.
As of December 31, 2020, through our CoreCivic Safety segment, we operated 47 correctional and detention facilities, 42 of which we owned, with a total design capacity of approximately 70,000 beds. Through our CoreCivic Community segment, we owned and operated 27 residential reentry centers with a total design capacity of approximately 5,000 beds. In addition, through our CoreCivic Properties segment, we owned 15 properties for lease to third parties and used by government agencies, totaling 2.7 million square feet.
In addition to providing fundamental residential services, our correctional, detention, and residential reentry facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training, and substance abuse treatment. These services are intended to help reduce recidivism and to prepare offenders for their successful reentry into society upon their release. We also provide or make available to offenders certain health care (including medical, dental, and mental health services), food services, and work and recreational programs.
On August 5, 2020, we announced that our Board of Directors (the “Board”) unanimously approved a plan to revoke our REIT election and become a taxable C Corporation, effective January 1, 2021. As a result, we are no longer required to operate under REIT rules, including the requirement to distribute at least 90% of our taxable income to our stockholders, which will provide us with greater flexibility to use our free cash flow. Beginning January 1, 2021, we are subject to federal and state income taxes on our taxable income at applicable tax rates, and are no longer entitled to a tax deduction for dividends paid.
We are a Maryland corporation formed in 1983. Our principal executive offices are located at 5501 Virginia Way, Brentwood, Tennessee 37027, and our telephone number at that location is (615) 263-3000.

RISK FACTORS
Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents, or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. For more information, see the section entitled “Where You Can Find More Information; Incorporation by Reference.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS
Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds of any offering for general corporate purposes, which may include, but are not limited to, repayment of debt, repurchases of outstanding shares of common stock, dividends, acquisitions, investments, working capital, investments in our subsidiaries, and capital expenditures. Net proceeds may be temporarily invested prior to use. We may also deposit the net proceeds with banks.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our charter, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”
Our authorized capital stock consists of:
•	300,000,000 shares of common stock, $0.01 par value (the “Common Stock”); and
•	50,000,000 shares of preferred stock, $0.01 par value (the “Preferred Stock”).
Description of Common Stock
Voting Rights. Each holder of our Common Stock is entitled to one vote per share of Common Stock on all matters to be voted on by our stockholders. Notwithstanding the foregoing, holders of Common Stock shall not be entitled to vote on any proposal to amend provisions of our charter setting forth the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, or terms or conditions of redemption of a class or series of Preferred Stock, if the proposed amendment would not alter the contract rights of the Common Stock.
Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all its assets, engage in a share exchange, or convert into a different type of entity, unless the transaction is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. A Maryland corporation, however, may provide in its charter for approval of such matters by a lesser percentage, but not less than a majority of the votes entitled to be cast on the matter. Our charter provides for approval of such matters by the affirmative vote of a majority of the votes entitled to be cast.
Special Meetings. Special meetings of stockholders may be called by our president, chairman of the Board, a majority of our Board or a committee of our Board that has been duly designated by the Board and whose powers and authority include the power to call such meetings and must be called by our secretary on a written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.
Dividends and Rights Upon Liquidation. After the provisions with respect to preferential dividends of any class or series of Preferred Stock, if any, shall have been satisfied, then, and not otherwise, all Common Stock will participate equally in dividends payable to holders of shares of Common Stock when and as declared by the Board at their discretion out of funds legally available therefor. In the event of voluntary or involuntary dissolution or liquidation of the Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Stock, the holders of Common Stock shall, subject to the additional rights, if any, of the holders of Preferred Stock, be entitled to receive all of the remaining assets of the Company, tangible and intangible, of whatever kind available for distribution to stockholders.
Other Rights and Preferences. Holders of our Common Stock have no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions
Maryland Business Combination Law
Under the MGCL, certain “business combinations” (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange and, in circumstances specified in the MGCL, an asset transfer or issuance or reclassification of equity securities. After the five-year moratorium, any such business combination must be approved by 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and by two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with, which, or with whose affiliate, the business combination is to be effected or held by an affiliate or associate of the interested stockholder. The super-majority vote requirements do not apply if, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares of common stock. The business combination provisions of the MGCL do not apply to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. These provisions of the MGCL may delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the Common Stock or otherwise be in the best interests of the stockholders.
Maryland Control Share Acquisitions Law
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of which voting power can be exercised or directed by the acquiror, by officers of the corporation or by employees who are directors of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power; (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any and all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, meaning that they may require the corporation to repurchase their shares for their appraised value as determined pursuant to the MGCL. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
“Control share acquisition” does not include (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) acquisitions exempted by the charter or bylaws of the corporation, adopted at any time before the acquisition of the shares.
As permitted by the MGCL, our bylaws contain a provision exempting us from the control share acquisition statute. That bylaw provision states that the control share statute shall not apply to any acquisition by any person of shares of our stock. Our Board may, without the consent of any of our stockholders, amend or eliminate this bylaw provision at any time, which means that we would then become subject to the Maryland control share acquisition statute. If we become subject to the Maryland control share acquisition statute, these provisions of the MGCL may delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the Common Stock or otherwise be in the best interests of the stockholders, and there can be no assurance that such provision will not be amended or eliminated by our Board at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:
•	a classified board,

•	a two-thirds vote requirement for removing a director,
•	a requirement that the number of directors be fixed only by vote of the directors,
•
a requirement that a vacancy on the board be filled only by affirmative vote of a majority of the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
Through a provision in our bylaws unrelated to Subtitle 8, we already provide that a special meeting of stockholders will be called on the request of stockholders entitled to cast a majority of votes entitled to be cast. Our charter provides that the number of our directors shall be determined by resolution of the Board.
A Maryland corporation may by its charter or by a resolution of its board of directors be prohibited from electing to be subject to the provisions of Subtitle 8. We are not subject to that prohibition. If we were to elect into any or all of these provisions of Subtitle 8 of the MGCL, it could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders.
Amendment of Organizational Documents
Except for amendments that are permitted to be made without stockholder approval, our charter may be amended, after approval by our Board, by the affirmative vote of a majority of the votes entitled to be cast by stockholders on the matter. Our bylaws may be amended in any manner not inconsistent with the charter by a majority vote of our directors present at a Board meeting. In addition, our stockholders may amend the bylaws, if the amendment is proposed by a stockholder, or a group of no more than five stockholders, owning at least one percent or more of our Common Stock for at least one year and the proposal is approved by the affirmative vote of the majority of all votes entitled to be cast by stockholders. The stockholders may not amend the provisions of the bylaws relating to indemnification of directors and officers or the limitations in the bylaws on the stockholders' ability to amend the bylaws, in either case without the approval of the Board.
Restrictions on Ownership and Transfers of Stock
Our charter currently references certain restrictions on the ownership and transfer of our Common Stock which, among other purposes, were intended to assist us in complying with applicable Internal Revenue Code of 1986, as amended (the “Code”) requirements. However, as a result of our revocation of our REIT election, effective as January 1, 2021, the Board determined that these restrictions are no longer applicable as of such date.
Transfer Agent
The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.
Description of Preferred Stock
We are authorized to issue 50,000,000 shares of preferred stock, $0.01 par value per share.
Our charter authorizes our Board, without stockholder action, to authorize the issuance of one or more series of Preferred Stock with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board.
Voting Rights. The holders of Preferred Stock shall have no voting rights and shall have no rights to receive notice of any meetings, except as required by law, or as expressly provided for in our charter.

DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
The debt securities will be issued under an indenture between us and Regions Bank, as successor-in-interest to U.S. Bank National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.
As used in this section only, “CoreCivic,” “we,” “our” or “us” refer to CoreCivic, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:
•	the title and ranking of the debt securities (including the terms of any subordination provisions);
•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which the principal of the securities of the series is payable;
•
the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•
the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;
•
any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•
the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;
•
the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;
•
if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•
the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;
•
any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;
•
the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•
any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2).
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”) or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7).
You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”
Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV).
No Protection in the Event of a Change of Control
Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.
Consolidation, Merger and Sale of Assets
We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:
•
we are the surviving corporation or the successor person (if other than CoreCivic) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.
Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1).
Events of Default
“Event of Default” means with respect to any series of debt securities, any of the following:
•
default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•
default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or CoreCivic and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•
if a series of debt securities is subject to guarantee, such guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by the applicable guarantor or us not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of CoreCivic; or
•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1).
No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.
We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)
If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.
The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12).
No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:
•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•
the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7).

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8).
The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5).
Modification and Waiver
We, the guarantors and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:
•	to cure any ambiguity, defect or inconsistency;
•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;
•	to provide for uncertificated securities in addition to or in place of certificated securities;
•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;
•	to release any guarantor from any of its obligations under its guarantee of the indenture (to the extent permitted by the indenture);
•	to surrender any of our rights or powers under the indenture;
•	to add covenants or events of default for the benefit of the holders of debt securities of any series;
•	to comply with the applicable procedures of the applicable depositary;
•	to make any change that does not adversely affect the rights of any holder of debt securities;
•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;
•	to allow any guarantor to execute a supplemental indenture or guarantee with respect to the applicable securities;
•
to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)
We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•
reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;
•
waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;
•	release any guarantor from any of its obligations under its guarantee or the indenture, except as permitted by the indenture;
•
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3).
Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us or any guarantor of debt securities of that series with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we or the guarantors may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service, or IRS, a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:
•
we and the guarantors may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).
The conditions include:
•
we or the guarantor must irrevocably deposit with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•
we or the guarantors must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4).

No Personal Liability of Directors, Officers, Employees or Stockholders
None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York. (Section 10.10)

DESCRIPTION OF GUARANTEES
To the extent provided in the applicable supplement to this prospectus, the debt securities offered and sold pursuant to this prospectus may be guaranteed by one or more guarantors. Each guarantee will be issued under a supplement to the applicable indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following, to the extent applicable:
•	the series of debt securities to which the guarantees apply;
•	whether the guarantees are secured or unsecured;
•	whether the guarantees are senior, senior subordinated or subordinated;
•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and
•	any additional terms of the guarantees.

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any warrants or units issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES
Book-Entry, Delivery and Form
Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
DTC has advised us that it is:
•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.
To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.
So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.
Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.
DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.
As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:
•
DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or
•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.
Euroclear and Clearstream
If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.
Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.
Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.
Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date
Other
The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC,

Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION
We may sell the offered securities from time to time:
•	through underwriters or dealers;
•	through agents;
•	directly to one or more purchasers; or
•	through a combination of any of these methods of sale.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS
Bass, Berry & Sims PLC, Miles & Stockbridge P.C., Lietchy, McGinnis, Berryman & Bowen, LLP, Brownstein Hyatt Farber Schreck, LLP and McAfee & Taft will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of CoreCivic, Inc. and the subsidiary guarantors. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of CoreCivic, Inc. and its consolidated subsidiaries appearing in CoreCivic, Inc.’s Annual Report Form on 10-K for the year ended December 31, 2020, including the schedule appearing therein, and the effectiveness of CoreCivic, Inc. and its consolidated subsidiaries’ internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$100,000,000
8.25% Senior Notes due 2026

PRELIMINARY PROSPECTUS SUPPLEMENT
September  , 2021
Lead Left Underwriter

Imperial Capital

Joint Lead Arranger

StoneX Financial Inc.

Co-Manager

Wedbush Securities